Deer Park Road Management Company, LP

Code of Ethics

Compliance Manual-Policies and Procedures

January 2018

Code of Ethics

Deer Park Road Management Company, LP (the “Firm” or “Deer Park”) is an investment management company registered with the Securities and Exchange Commission. Under SEC rules, all registered investment advisors must establish a code of ethics that will apply to certain employees in the Firm with access to sensitive client information. In order to educate our employees, protect our reputation and guard against the violation of any federal or state laws or regulations the Firm is adopting this Code of Ethics (the “Code”). It is the policy of the Firm that this Code will apply to all Employees of the Firm.

STANDARD OF CONDUCT AND COMPLIANCE WITH LAWS, RULES & REGULATIONS

It is the Policy of Deer Park that all Employees must:

•	Observe high standards of commercial honor and just and equitable principles of trade in all their dealings on behalf of the Firm;
•	Comport themselves in a manner consistent with the standard of conduct as set forth in this Code;
•	Comply with all Federal Securities Laws and other applicable laws and regulations;
•	Report all personal securities transactions and holdings to the Firm as provided below;
•	Report any violations of this Code to the Chief Compliance Officer of the Firm;
•	Certify to the Firm on an annual basis your acknowledgement of the policies and procedures referred to in this Code and your agreement to abide by these rules.

Employees of Deer Park owe a Fiduciary Duty to its clients. Simply put, “Fiduciary Duty” is the duty to act in the best interests of another. All client business engaged in by the Firm and its Employees is based on the fundamental principle that we place the interests of our clients first. This duty also includes the obligation to act in good faith and in an ethical manner and to avoid conflicts of interest to the extent reasonably possible. We have the responsibility to disclose all potential material conflicts of interests with our clients and to place the interests of the client and the Firm before our own personal interests in the conduct of our business.

All Employees will have access to the Code, the Firm Compliance Manual and all policies applicable to such Employee’s position and duties at the Firm. This information is stored electronically and is available on the Firm’s FIMS system. Employees will be notified whenever an update or amendment is posted to the site and will be required to acknowledge any Code amendments promptly by completing a certification. Any Employee desiring a hard copy of these documents will be supplied one upon request to the Compliance Department. Employees will be required to complete a certification upon joining the Firm and every year thereafter that they have received and understand the Code and any amendments thereto, the Compliance Manual and all applicable policies and procedures and agree to abide thereby.

The Firm has adopted a Compliance Manual that includes additional policies that, together with this Code, are designed to identify and mitigate conflicts of interest, including our Manipulative and Deceptive Practice Policy, Gift and Entertainment Policy, Political Contribution Policy, and Outside Business Policy.

PROTECTION OF MATERIAL NON PUBLIC INFORMATION

It is unlawful to trade in any security on the basis of material non-public (or inside) information or to disclose such information to others who may profit from it. This includes any information regarding our clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of our funds. For additional information on Insider Trading, please see the section of the Compliance Manual on Manipulative and Deceptive Practices

PERSONAL ACCOUNT TRADING AND REPORTING

The S.E.C requires that all “Access Persons” of Investment Advisors registered under the 40 Act must report all transactions and holdings of “Reportable Securities” to the Firm. For purposes of this policy, “Access Person” is defined as all employees of Deer Park.

Definitions-Brokerage accounts of firm employees (“Covered Accounts”) are defined as any account in the name of the employee or which the employee has substantial discretion over in which the employee may buy, sell or hold securities. Covered Accounts also include: (i) accounts of the employee's spouse (including IRA and Keogh accounts); (ii) accounts of the employee's children and children's spouses provided that such persons live in the employee's home or are financially dependent upon the employee; (iii) accounts of any other relative who lives in the employee’s home or over whose account the employee has control; (iv) accounts of a trust of which the employee is a trustee or the beneficiary or as to which the employee otherwise could be expected to control or influence; and (v) accounts of a partnership, corporation, trust or other entity whose accounts the employee or any of the above parties could be expected to control. “Reportable Securities” include all securities except open-end mutual funds (provided that such fund is not advised or sub-advised by the Firm), U.S. government securities, C.D.’s, B.A.’s and other high quality short term money market instruments.

Registration of Accounts-All Firm employees must notify the Compliance Department of all Covered Accounts in which they have an interest. Within 10 days of joining the Firm, each employee must report to the Compliance Department all Covered Accounts in which they hold an interest and any positions in Reportable Securities held in these Covered Accounts or elsewhere. This report must be current as of a date no more than 45 days prior to the date the report was submitted. All Employees must report the opening of any new Covered Accounts subsequent to their joining the Firm. The employee must direct the brokerage firm carrying the Covered Account to send, either physically or electronically, duplicate statements no less frequently than quarterly, directly to the Compliance Department. Such Statements must show all transactions in the Covered Account for the quarter (including date of transaction, identifying data on the security, nature of the transaction, price, and name of the broker or dealer effecting the transaction). Such statements should also show a complete list of holdings in Reportable Securities.

Restricted List-The Firm will maintain a restricted list and make such list available to all employees. Employees are not permitted to trade in any securities that appear on the Restricted List (“Restricted Securities”) in any Covered Accounts or otherwise.

Special Restriction-All Firm Employees are prohibited from participating in Initial Public Offerings.

Pre-Approval of Trades- Employees must request prior approval for all transactions in limited offering securities, including, private placements, hedge funds or any other securities offered in a restricted or limited offering). Pre-approval will be obtained by sending an e-mail to the compliance department specifying the security, nature of the transaction, tentative timing and whether this security is held by any of the Firm’s managed accounts. Pre-approval is not required for any acquisition or reduction of securities through non-volitional events such as dividend reinvestments, stock splits or reverse splits.

Pre-Approved Securities List- the Firm will maintain an Approved Security List and make such list available to all employees. Employees may only trade Reportable Securities in Covered Accounts that are on the Firm Approved Security List. Employees wishing to add a security to the Approved Security List must submit the name of the Company issuing the requested security to the Compliance Department prior to the employee’s first trade in the security. The Compliance Department will then either approve all securities issued by the Company or specific securities issuances of the Company and place approved items on the Approved Securities List. Employees will then be permitted to execute transactions in Reportable Securities, including options and other derivative based transactions, on the Approved Securities List without prior approval. The Compliance Department may remove a security from the Approved Security List and will make such deletions available to all employees. Employees wanting to exit a position in a security no longer on the Approved Security List must obtain prior approval from the Compliance Department. Note that Reportable Securities that are limited offerings will not be place on the Approved Securities List. Transactions in limited offerings will still require prior approval.

Mandatory Reporting-Federal Securities law requires that employees report at a minimum the holdings and activities in their personal securities accounts as follows:

Security Holdings Reports-All employees must submit a report to the compliance department of all Reportable Securities held in all Covered Accounts within 10 days after becoming an employee of the Firm and thereafter at least once per calendar year. Such reports must contain information that is current as of a date that is within 45 days of the date of submission. The report must include: (1) a list of all Covered Accounts including the name of the broker, dealer or bank in which the Covered Account is maintained; and (2) the title, type, number of shares or principal amount (as applicable), and the exchange ticker symbol or CUSIP number (as applicable) of each security held in the Covered Account.

Transaction Reports-All employees must submit, or certify that such report has been submitted by third party brokerage firms and are complete, a report detailing all transactions in Reportable Securities and funds for which the Firm acts as investment adviser. The report must include detail for each transaction including the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares or principal amount of each Reportable Security involved; the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); the price of the security at which the transaction was effected; the name of the broker, dealer or bank with or through which the transaction was effected; and the date the access employee submits the report. It is essential that all reports of transactions be submitted on a timely basis.

Annual Certification-On an annual basis, each employee must sign an attestation and certify to the Firm that he or she has complied with all personal security transaction restrictions and disclosure requirements included in the Code. The employee must also certify that all transactions and holdings have been reported to the Firm in accordance with this Code of Ethics. All employees will also be required to acknowledge that they have received a copy of this Code of Ethics and any amendments.

OVERSIGHT OF THE CODE AND RECORD KEEPING

It is the responsibility of the Firm to establish controls to minimize and, where practicable, detect violations of this Code. Employees have an obligation to report questionable incidents that could result in unethical or illegal behavior to the Chief Compliance Officer or his delegate. No Employee will be penalized or retaliated against in any way for reporting inappropriate conduct.

The Firm’s Chief Compliance Officer, Robert S. Schwartz, and the Compliance Manager, Joe Schwab, will assist Employees in interpreting this Code and will maintain records of trade requests and approvals and any exceptions or violations of the Code and any sanctions relating to violations. Employees should consult the CCO or the Compliance Manager with any questions about the Code.

Failure to comply with the provisions of this Code is grounds for disciplinary action, including discharge by the Firm. Adherence to the Code is considered a basic condition of employment with the Firm. Any Employee who has any doubt as to the propriety of any activity should consult with the Firm’s CCO or his delegate immediately.

This Code belongs to the Firm and may not be given to any person, other than an employee of the Firm, without permission in advance from the CCO or his delegate. However, the CCO or his delegate will provide a copy of our code of ethics to any client or prospective client upon request.

Table of Contents

I. INTRODUCTION 1

II. MARKETING AND COMMUNICATIONS 8

III. TRADING PRACTICES 19

IV. PROHIBITION OF MANIPULATIVE AND DECEPTIVE PRACTICES 24

V. GIFTS & ENTERTAINMENT/OUTSIDE BUSINESS ACTIVITIES 27

VI. POLITICAL CONTRIBUTIONS 29

VII. ADVISORY AGREEMENTS 34

VIII. ANTI-MONEY LAUNDERING 36

IX. BOOKS AND RECORDS 38

X. CLIENT COMPLAINTS 40

XI. CUSTODY OF CLIENT ASSETS 42

XII. DIRECTED BROKERAGE 44

XIII. BUSINESS CONTINUITY POLICY 45

XIV. WHISTLEBLOWER POLICY 47

XV. PRIVACY 50

XVI. PROXY VOTING 54

I Introduction

This Compliance Manual and Statement of Policies and Procedures (the “Manual”) addresses the responsibilities of the employees of Deer Park Road Management Company, LP (“Deer Park Road” or the “Firm”) concerning applicable regulatory, compliance and operational issues. The SEC has enacted rule 206-4(7) which requires all registered investment advisers to adopt and implement policies and procedures reasonably designed to prevent violations of the Advisers Act and its rules and regulations from occurring, and to detect and address violations that have occurred. The Manual does not attempt to describe every requirement relating to these activities, but summarizes some of those issues and establishes general policies and procedures that apply to all Employees. Failure to comply fully with the policies and procedures contained in this Manual and all applicable securities laws may jeopardize the Employee, his supervisors and the Firm itself.

Deer Park Road is registered with Securities and Exchange Commission under the Investment Advisors Act of 1940 (the “Advisors Act”). The Firm manages funds for private f unds or hedge funds, registered funds or mutual funds and separate accounts for institutional investors (“ Accounts” or “ Clients”). Our firm has a strong reputation based on the professionalism and high standards of the firm and our employees. Deer Park Road’s reputation and advisory client relationships are the Firm’s most important assets.

Covered Personnel

Each employee, officer, partner and director providing services on behalf of or subject to the supervision and control of Deer Park Road shall be considered a covered person (all covered persons referred to as “Employees”) with respect to the policies and procedures herein. The Firm and its Employees have a fiduciary duty to the Firm’s clients. The Firm requires full compliance with all applicable federal and state securities laws and regulation and for Employees of the Firm to maintain the highest ethical standards. It is the policy of Firm to conduct its business in a manner that meets the highest standards of commercial honor and just and equitable principles of trade. Inherent in all Client relationships is the fundamental responsibility to deal fairly. This Manual will be made available to all covered personnel and it is the responsibility of each covered person to understand the contents of the policies and procedures. Employees must report any violations of this Manual promptly to the Chief Compliance Officer (CCO).

If you violate any provision in this Manual, you may be subject to discipline or sanctions by the Firm at the Firm’s sole discretion, including fines, dismissal, suspension without pay, loss of pay or bonus, loss of severance benefits, demotion or other sanctions, whether or not the violation also constitutes a violation of law. Furthermore, the Firm may initiate or cooperate in civil or criminal proceedings against any Employee relating to or arising from any such violation.

Fiduciary Duty

As an investment adviser, the Firm has a fiduciary responsibility to place the interests of its Clients before those of the Firm, take steps to ensure that all actions taken on behalf of Clients are in their best interests, and make full and fair disclosure of all material facts about the Firm’s business and business practices to Clients.

Each department is responsible for ensuring that all actions taken on behalf of Clients are consistent with the fiduciary duty owed to each Client.

All investment advisers, whether registered or unregistered, are subject to the antifraud provisions of Section 206, which generally makes it unlawful for an investment adviser to engage in fraudulent, deceptive, or manipulative conduct. The Supreme Court has held that the fiduciary duty an investment adviser owes to its Clients includes:

o	Not committing fraudulent acts or practices in connection with the Firm’s advisory business;
o	Acting in good faith and disclosing all material facts to Clients; not making any misstatements or misleading omissions;
o	Giving investment advice suitable for the Client;
o	Making full disclosure to Clients of potential conflicts of interest; and
o	Obtaining best execution when placing Client trades with broker-dealers.

Conflicts of Interest

Conflicts of interest are activities, decisions or conduct involving the Firm or its business activities that are influenced by, or have the appearance of being influenced by, consideration of personal gain or benefit to the employees or their relatives, whether or not such conduct is necessarily in the best interests of the Client.

The CCO will monitor transactions and other arrangements with Clients to ensure that conflicts of interest do not negatively affect Clients or cause any Client to receive preferential treatment over another. The Firm will endeavor to manage its conflicts of interests by disclosing conflicts to Clients and obtaining Client consent, where applicable. Conflicts are more fully discussed in the Firm’s Code of Ethics.

Securities laws prohibit individuals from trading while in possession of material non-public or inside information or from disclosing such information to others so that they may act on it (tipping). In addition, it is considered a fraudulent act to pass on an unsubstantiated rumor in order to affect the market. The Firm has a separate Insider Trading Policy that addresses insider trading.

Chief Compliance Officer (CCO)

The Firm is required to reasonably supervise its employees. In order to comply with this requirement, the Firm has established a supervisory system and supervisory procedures to administer the policies and procedures set forth in this Compliance Manual. The Firm’s documented policies and procedures are intended to establish a system for preventing and detecting, insofar as practicable, violations of applicable laws, rules and regulations by its employees. The Firm has designated Robert Schwartz to be the Chief Compliance Officer (CCO).

The CCO is primarily responsible for the administration of the Firm’s Compliance Program by coordinating and supervising compliance with applicable laws and regulations and for making sure the Firm’s employees are properly trained concerning these policies and procedures and receive any additional training, as necessary. The CCO is assisted in his duties by his designated staff. Throughout this Manual there will be references to the CCO. For purposes of this Manual, “CCO” refers to both Robert S. Schwartz and his designated staff.

Designated Supervisors

The CCO will designate Supervisors responsible for monitoring the activities of employees in their area and taking appropriate action, or recommending to senior management the taking of appropriate action, reasonably designed to achieve compliance with respect to those employees he or she supervises. If a Supervisor delegates any responsibility, he or she is accountable for the actions of the designee. Employees acting in a supervisory capacity shall possess the knowledge and experience necessary to ensure work is done in a manner consistent with the Firm’s policies and procedures and applicable laws and regulations. Supervisors will have the authority to affect the conduct of the person being supervised, including the authority to terminate employment.

In addition to supervisory responsibilities noted elsewhere in this Compliance Manual, each Supervisor shall:

•	Ensure that each person he or she supervises has access to the Compliance Manual and knows and understands the contents of the Manual as it relates to his or her day-to-day activities;

•	Promptly review all incoming and outgoing correspondence between supervised employees and Clients;

•	Designate officers or employees, if needed, to oversee the activities of Employees within his or her department;

•	Promptly notify the CCO in writing of any known civil, criminal or administrative action brought against any Employee under his or her supervision;

•	Review and submit all Client complaints made against Employees under his or her supervision to the CCO; and

•	Conduct an annual meeting with each Employee or a group of Employees under his or her supervision that covers all relevant compliance matters.

Failure to Supervise

Each Supervisor employed by Firm is potentially liable for “failure to supervise” charges for violations committed by his or her supervised Employees. The best defense against this charge is effective supervisory procedures. Consequently, the Firm will periodically review various activities to verify compliance with applicable regulations as well as test the supervisory system to verify it is functioning properly and identify and correct any weaknesses.

General Procedures

The Firm will provide each Employee with a copy of this Manual and any amendments. When each Employee receives this Manual, he or she must sign an Acknowledgement. The Acknowledgement certifies that the Employee has received and understands this Manual (as amended) and includes the Employee’s agreement to comply with it. Each Employee must immediately notify the CCO if any of the information in his or her Employee record becomes inaccurate in any respect.

When an Employee joins the Firm, he or she must disclose all of his or her, and his or her family members’, personal and proprietary accounts and list all securities in which the Employee or any of his or her family members has any beneficial ownership. An employee may also provide recent monthly brokerage statements listing all securities in lieu of transposing all holdings onto the Initial Holdings Report.

On an annual basis, each Employee must execute a statement certifying that he or she has complied in all respects with this Manual and notified the CCO of any information that is not current or complete.

The provisions of this section are more fully explained in the Firm’s Code of Ethics.

Mandatory Reporting of Violations-Employees must report promptly any violation of this Manual to the CCO. Neither the Firm nor any Employee may retaliate against anyone who makes such a report. Any such retaliation is grounds for discipline or sanction, including immediate dismissal.

Training and Education-The Firm’s managers, executive officers and the CCO will train relevant personnel on compliance issues particular to Deer Park Road’s operations and on preventing market abuse. The level, frequency, and focus of the training will be determined by the responsibilities of the employees and the extent to which their functions affect risk measurement, management, and/or monitoring. Ad-hoc training will be provided, as necessary, in conjunction with updates to operational policies and practices and may address material changes to the structure of the business, investment strategies, market events or applicable regulations. Training will also address circumstances where it would be appropriate to seek guidance from the CCO or other member of senior management regarding a compliance matter.

At least annually, the CCO will organize a formal compliance training session addressing the material elements of the compliance program as well as topics identified by the CCO and by employees as relevant to the activities of such employees and may enlist the services of outside experts, such as outside counsel, to conduct these sessions.

Review & Updating of the Manual-The Firm’s managers, executive officers and the CCO review this Manual annually to determine its adequacy and the effectiveness of its implementation. The review considers any compliance matters that arose during the previous year, any changes in the Firm’s or its affiliates’ activities and any changes in the Advisers Act or applicable regulations. The Firm may conduct interim reviews to respond to significant compliance events, changes in business arrangements and regulatory developments.

The Compliance Manual will be periodically revised and supplemented, either at the time of the annual review or any other time during the year. Policies will be updated in the event of significant changes to the business or unforeseen market events. Each version of this Compliance Manual remains in effect until superseded by a revised version. When changes are made, employees will be notified and revised copies will be made available to each employee on the Firm’s intranet.

Employee Requirements-Every employee of the Firm is required to read the Compliance Manual, maintain a copy and any amendments (or access to the current version), and sign a statement acknowledging receipt of the Manual and affirming understanding and compliance. Employees are required to contact their supervisor or compliance personnel regarding any possible violations of the Manual or related policies (including the Code of Ethics). Further, employees are encouraged to come to the CCO or their Supervisor with any questions about the contents of the Compliance Manual.

Supervisors should ensure that any person he or she supervises has access to the Manual.

The Firm will maintain a copy of the acknowledgment receipt for each employee file. Each employee will report any violations of the policies and procedures contained in the Compliance Manual that come to his or her attention. Failure to comply fully with the policies and procedures contained in this Manual and all applicable securities laws may jeopardize the individual, his or her supervisors, and the Firm itself.

Notifications by Employees-The Firm is required to notify regulatory organizations when certain events occur regarding employees. Accordingly, employees are required to inform the CCO if any of the following occur:

•	Change of Address;
•	Change of Name;
•	Personal Bankruptcy;
•	Bankruptcy of a corporation in which an employee owned 10% or more of the securities;
•	Arrest, arraignment, indictment, conviction or plea (guilty or no contest) in a criminal matter (other than a minor traffic violation)

An employee shall immediately notify the CCO if he or she becomes the subject of a securities-related legal or regulatory action including any:

•	Investigation or governmental proceeding;
•	Refusal of registration, injunction, censure, fine or other disciplinary action imposed by a regulatory body;
•	Litigation or arbitration;
•	Civil litigation; or
•	Arrest, summons, subpoena, indictment or conviction for a criminal offense

When giving notice of a legal or regulatory proceeding, the employee shall provide the names of the parties involved; the court or arbitration forum; the relevant proceeding identification or case number; and the nature of the proceeding.

Questions about the Compliance Manual-The Firm’s Chief Compliance Officer, Robert S. Schwartz, is primarily responsible for assisting employees in interpreting this Compliance Manual. Employees who have questions about this Manual should contact Robert Schwartz (tel. 970 367-8584 rschwartz@deerparkrd.com, a member of his staff or their Supervisor. The Compliance Officer is competent and knowledgeable regarding the Advisers Act and has full responsibility and authority to enforce and further develop the Firm’s policies and procedures.

It is important to note that this Compliance Manual is not a complete guide to all regulations and other compliance concerns, nor is it a substitute for day-to-day adherence to policies and careful enactment of procedures.

Internal Use Only-This Compliance Manual belongs to the Firm and may not be given to any person, other than an employee of Firm, without the permission of the CCO. Internal Use Only material is information that is produced in-house by the Firm (research, for example) and is only for internal use by employees. This material should not be confused with inside information, as it does not fall within that definition. The CCO shall ensure that employees are aware that disseminating such material to the public in general, or to a Client, is not permitted.

II MARKETING AND COMMUNICATIONS

A. Introduction

All communications to Clients and the general public shall be true, supported by facts, complete, and not misleading. The CCO is responsible for ensuring that applicable personnel at the Firm monitor Firm- related public communications.

These policies and procedures govern all public communication, with the exception of communications with regulators that are covered by different policies and procedures contained elsewhere in the Compliance Manual.

B.      COMMUNICATIONS WITH CLIENTS, PROSPECTS OR THE GENERAL PUBLIC Policy

Each communication to a Client, prospect or the general public shall be consistent with the following policies:

o	All advertisements and marketing materials must be approved by the Compliance and Marketing Departments prior to first use. If the advertisement contains reference to performance metrics, approval by the Finance Department is also necessary;
o	All advertisements to be distributed by third party vendors will come directly from the Firm and be subject to this policy;
o	Communications may not be untruthful or misleading or intentionally omit a material fact necessary for making the communication not materially misleading;
o	Any claims or statements that cannot be substantiated are prohibited;
o	The Firm will retain in its records all documents necessary to form the basis for any performance information contained in any written communication. Files retained must cover the entire period included in the performance information given, possibly the inception of the Fund;
o	Oral communications with Clients and prospective Clients must be true, accurate, complete, and not misleading. Oral communications must comply with the same high standards of accuracy, completeness, and credibility that are required in written communications. Employees should limit their oral communications to factual information concerning investments or other topics;
o	Neither tax nor legal advice will be provided to Clients;
o	Communications with Clients, prospective clients or the public may not include any promises of specific results or future returns;
o	When discussing investments, the risks of investments and the possibility that their value may decrease as well as increase must be disclosed;
o	An Employee may make comparisons of the Firm with competitors regarding fees, performance, and other matters only if he or she has factual information that supports the comparisons;
o	In order to preserve various private placement exemptions under applicable securities laws, discussions about Funds managed by the Firm should be kept to a minimum and be general in nature;
o	All advertisements must be pre-approved by the CCO or his designee. “Advertisement” is defined by the SEC as any notice, circular or other written communication addressed to more than one person. Written communications intended to maintain client relationships are included in the definition of Advertisements;
o	Employee presentations at seminars or speeches could be construed as a form of Advertisement if it informs the public about the availability of investment products or services. Employees should obtain approval from the CCO or his designee prior to giving any interview to the media, making any presentations or speeches;
o	If a seminar or speech informs about the availability of the Firm’s investment products or services, a copy of any written materials, slides, and other presentation materials to be supplied at the seminar or for the speech must be reviewed by the CCO;
o	Any Employee making a presentation at a seminar should be identified and known to the participants as a representative of the Firm;
o	Any irregular correspondence or correspondence relating to complaints or legal actions related to a Client should be immediately forwarded to the CCO;
o	Marketing into a foreign country or to a state or local government within the United States must be pre-cleared with the Compliance Department.

Background

Rule 206(4)-1 of the Investment Adviser Act of 1940, the “Advertising Rule” makes it unlawful to use or distribute any Advertisement that contains any untrue statement of a material fact or that is otherwise false or misleading. The Rule requires that all advertisements must be “fair and balanced”.

Advertisement is defined very broadly to include any written communication to more than one person or any communication published in any medium regarding the Firm’s investment advisory services.

The following summarizes certain important regulatory issues that the Firm considers when preparing marketing material.

1.	All Marketing Material is covered by These Rules

This policy applies to all marketing material and any communication with clients, prospective clients, consultants, news media or database providers. It must be observed by Firm personnel and any third parties who may provide information about the Firm, its business or the funds managed by the Firm to anyone outside the Firm.

2.	Description of Investment Strategy

The Firm’s investment strategy and decision making processes are described in the Offering Circulars for the Funds. Any other description of the Firm’s investment strategy or decision-making process or of the construction or characteristics of the Funds’ portfolios or funds managed by the Firm, including any descriptions in marketing brochures or presentations, must be consistent with the descriptions included in the relevant Offering Circulars. The Firm will notify Clients of changes in investment policy on a timely basis.

3.	Careful Drafting

Every communication between the Firm and its clients, Investors or prospective clients or Investors reflects on the professionalism, skill and ability of the Firm. Accordingly, Employees should exercise care in drafting any marketing material or client communication, even e-mails or instant messages, to ensure that these materials are accurate and appropriate. For example, in discussing the Firm’s portfolio strategy, words such as “typically” and “generally” should be used as appropriate. If an Employee has any questions concerning the accuracy or appropriateness of any marketing material or client communication, he or she should ask the CCO.

4.	Performance Data-Gross vs. Net

As a general rule, performance data must reflect the deduction of management fees and, where appropriate, incentive fees or allocations. The SEC has provided one important exception to this rule in a no action letter. Gross of Fee performance may be used with a prospective client in a confidential, one-on-one meeting with a sophisticated Investor provided the following four disclosures are made in writing at the same time as the one on one meeting:

a.	the performance figures do not reflect the deduction of investment advisory fees;
b.	the client’s return will be reduced by the advisory fees and any other expenses it may incur in the management of its investment advisory account;
c.	the Firm’s investment advisory fees are described in Part 2 of the Firm’s Form ADV; and
d.	a representative example is included (e.g. table, chart, graph, or narrative), which shows the effect an investment advisory fee, compounded over a period of years, could have on the total of a client’s portfolio.

5.	No Testimonials

Marketing material may not include any statement by a former or present client or Investor that endorses the Firm or refers to the Client’s or Investor’s favorable investment experience with the Firm.

6.	Representative Clients

Unless approved by the CCO, marketing material may not disclose the name of any Client of the Firm or Investor in a fund managed by the Firm.

7.	Prohibition on use of Past Specific Recommendations/Cherry Picking

SEC rule 206(4)-1 specifically prohibits the use of past specific recommendations in marketing materials under most circumstances. In order to ensure compliance with this requirement, the following rules must be observed:

a.	Any substantive discussion of a specific security or group of securities that must be confined to securities that are currently in the portfolio. The discussion should not include the profitability of the position. Securities or groups of securities that have been sold or largely exited may not be used as examples of portfolio strategies or research processes;
b.	Marketing materials may include lists of securities that may or may not be included in the current portfolio as long as the following conditions are met:
i.	Objective criteria are used to develop the list (e.g. Top ten largest positions);
ii.	Criteria are applied consistently from period to period;
iii.	Profitability of any of the securities in the list is not discussed or noted.

8.	Article Copies or Reprints

If the Firm provides a copy or reprint of a news article to any person, all of the above requirements apply with respect to that article. Therefore, in addition to requiring certain disclosures, some articles may need to be edited to remove non-compliant material. In addition, applicable laws may require, among other things that the Firm obtain consent from the publisher or author of an article before distributing a copy or reprint of it to third parties and disclose the source of the article to each recipient of the copy or reprint.

9.	Prohibition of preferential disclosure of portfolio Investments

From time to time, the Firm will receive requests from investors for information that is supplemental to information distributed to all investors. The Firm is committed to providing the maximum amount of transparency to investors. However, information of a sensitive nature, such as current portfolio holdings, may only be given to investors if the information is “stale”. The Compliance Department will determine what is considered to be “stale” on a case by case basis.

Responsibility

Marketing has responsibility for drafting and supervising the production of marketing materials. Compliance has the responsibility for reviewing all marketing materials. Finance has the responsibility for ensuring the integrity of all performance data and analytics in marketing materials. The Marketing Department will maintain a copy of all approved pieces in an electronic file along with all supporting material. The Finance Department will maintain all supporting material for performance data and attribution.

Procedure

The Marketing Department will submit each piece of Advertisement or marketing materials to Compliance and Finance before first use. Marketing materials that will be used on multiple occasions do not have to be re-approved so long as no material changes have been made. The Compliance

Department and Finance Department will evidence their approval and advise marketing that the piece may be sent to clients and prospective clients.

Any communications from regulatory agencies shall be referred to the General Counsel.

Employees must obtain prior approval from the Compliance Department prior to giving any speech or presentation relating to the Firm or its products.

C.       SOCIAL MEDIA, EMAIL AND OTHER ELECTRONIC COMMUNICATIONS Policy

The Firm’s business is to be conducted at all times using Firm-supported technologies including an assigned Firm e-mail account or Bloomberg (mail or IM) or those IM applications approved by the Firm for use in the office or on a device provided by or approved by the Firm. Employees are prohibited from sending and receiving work-related communications via personal email accounts. Employees may not use any Social Media site or modality to conduct Firm business of any kind or to speak on behalf of Deer Park. All firm devices are the property of the Firm. All written communications will be retained by the Firm. All transmissions of e-mail or other content is the property of the Firm.

Background

E-Mail, IM and other forms of direct electronic communication relating to Firm business are covered by the SEC’s Books and Records regulation 204-2. This rule requires the Firm to retain of certain e-mails or instant messages. Because it is impractical to review every such communication to determine if it falls under rule 204-2, registered investment advisors maintain records of all electronic communications. For this reason, it is important that firm business be conducted via Firm E-Mail or Bloomberg accounts and not on personal E-Mail accounts or other forms of electronic communications that the Firm cannot monitor or capture. This includes text messages or social media communication modalities. If you receive a work-related e-mail or IM in a personal e-mail account or a device not supported by the Firm, you must forward the communication to your work related e-mail or IM account.

Social media encompasses a broad sweep of online activity, all of which may be tracked, monitored and traced to its source. Social media is increasingly being watched by the regulators. Social Media is an umbrella term that encompasses various activities that integrate technology, social interaction and content creation. Social Media may use many technologies, including, but not limited to, blogs, microblogs, wikis, photo and video sharing, podcasts, social networking and virtual environments. In today’s social media, new online tools and new advances introduce new opportunities to build a virtual footprint of all communications that are used on these websites.

Employees are cautioned that they should have no expectation of privacy while using company equipment or facilities for any purpose, including authorized blogging. Employees are cautioned that they should have no expectation of privacy while using the Internet. Your postings can be reviewed by anyone. The Firm reserves the right to monitor comments or discussions about the company, its employees, clients and the industry, including products and competitors, posted on the Internet by anyone, including employees and non-employees. Deer Park Road Management Co. uses blog-search tools and software, and/or may engage outside service providers to periodically monitor forums such as blogs and other types of personal journals, diaries, personal and business discussion forums, and social networking sites.

Responsibility

The Compliance Department is responsible for monitoring Employee use of E-Mail, IM and Social Media.

The Chief Operating Officer is responsible for maintaining all electronic communications in a Firm database.

Procedure

Employees are prohibited from using personal E-Mail accounts or social media from conducting firm business. Unless specific to job scope requirements, employees are not authorized to and therefore may not speak on behalf of Deer Park Road Management Co. through social media or otherwise.

Employees may not publicly discuss clients, investment strategies or recommendations, investment performance, other products or services offered by our Firm (or affiliates, if applicable), employees or any work-related matters, whether confidential or not, outside company-authorized communications.

Employees are required to protect the privacy of Deer Park Road Management Co., its clients and employees, and are prohibited from disclosing personal employee and non-employee information and any other proprietary and nonpublic information to which employees have access. Such information includes but is not limited to customer information, trade secrets, financial information and strategic business plans.

Employees may identify themselves as employees of the Firm and describe their position in general terms on Social Media for purposes of building a profile. Employees should be careful that the site does not contain endorsements of the Employee or the Firm.

The Firm will review all Firm E-Mail and IM on a monthly basis. The review will consist of a random sample of all e-mail traffic, random selection of Firm employees and testing among a list of key words.

The CCO will review the sampling methodology on an annual basis and the results of the review on a monthly basis.

D.	THIRD PARTY SOLICITATION ARRANGEMENTS

Policy

The SEC requires investment advisers to enter into a written agreement with anyone other than an officer, director or Employee of the Firm, who solicits prospective investment advisory clients on behalf of the Firm (the “Cash Solicitation Rule”). While this rule does not apply specifically to the solicitation of interests in a private fund, it is the policy of the Firm to enter into such arrangement with third parties that solicit both separate account advisory clients and investors in private funds managed by the Firm. Third parties that solicit U.S. investors in the Firm’s hedge funds or governmental entities for advisory services must also be registered as a Broker/Dealer.

Background

Solicitation arrangements can arise in several situations, including where the Firm: i) agrees to split a portion of its fees with another adviser or third party who refers customers/investors; or ii) uses a placement agent to distribute private fund interests.

Rule 206(4)-3 of the Investment Advisers Act (generally referred to as the “cash solicitation rule”) requires that the Firm enter into a written agreement with anyone other than an officer, director or Employee of the Firm, who solicits prospective investment advisory clients on behalf of the Firm. This agreement would set forth, among other things, the terms and conditions of the solicitation activities and the compensation to be received. The SEC released an interpretive letter on July 15, 2008 clarifying that the cash solicitation rule does not apply to solicitations of Investors in an investment pool such as a hedge fund. However, the Compliance Department requires a written agreement and certain disclosures to be made with regard to third party solicitation arrangements regarding the hedge fund products as well.

The Firm will have a written contract with each solicitor of investment advisory clients that includes the following representations:

o	The Solicitor is not subject to certain disqualifications as prescribed by the SEC;
o	Any compensation paid to the solicitor shall be paid in the form of cash and pursuant to the written agreement;
o	Compensation paid to the solicitor will be solely for solicitation activities conducted in accordance with provisions specifically outlined in the agreement;
o	Solicitors confirm that they are in compliance with all federal and state regulatory requirements, including requirements related to marketing to public retirement or pension funds, other institutional accounts or retail investors.

At the time of the solicitation activities for which compensation is paid or to be paid by the Firm, either the manager or the solicitor must provide the Client or prospective Client with a current copy of the Firm’s written disclosure statement as required by Rule 204-3 of the Act (Form ADV Part 2, the “Brochure” and Part 2B, the brochure supplement) as well as the Firm’s Privacy Notice.

For solicitation activities subject to the Cash Solicitation Rule (i.e. non hedge fund solicitation arrangements), the solicitor must provide the Client with a copy of a written disclosure document, which describes: i) the compensation to be paid to the solicitor for the solicitation; ii) the role that the solicitor and Firm will each perform; iii) whether there is an affiliation or relationship between the solicitor and the Firm outside of that which is disclosed; iv) whether the payment of a referral fee to the solicitor will result in the client being charged an investment advisory fee any greater than the fee charged any other client of the Firm that is obtained without the use of a solicitor; and v) an acknowledgment by the customer that he/she received a copy of the solicitor’s written disclosure document and a copy of Form ADV Part 2 for the Firm. Prior to entering into any written or oral investment advisory contract with a solicited client, the Firm will obtain a copy of a signed and dated acknowledgment of receipt of such disclosure.

A person receiving a payment for referring an Investor to a fund should be a registered representative of a broker/dealer. There is, however, a limited exception for payments to non-U.S. persons for referring non-U.S. Investors to non-U.S. funds.

Where the solicitor is an Employee of the Firm, no specific written agreement shall be required; however, the Firm Employee will be required to disclose to customers and potential customers his or her affiliation with the Firm at the time of any solicitation activities.

Responsibility

The General Counsel will review all solicitation agreements prior to execution and will be responsible for retaining a copy a copy of the agreement (including the form of customer disclosure where applicable) with the solicitor.

Procedure

Any third party marketing arrangement must be approved by senior management and reviewed by the General Counsel.

E.	DELIVERY OF PART 2 OF FORM ADV - THE BROCHURE RULE

Policy

The Firm will send all new clients a copy of its ADV Part 2A (the “Brochure”) and relevant form 2B’s to all new clients at or immediately prior to their establishing a new account with the Firm. Client will also be sent a summary of material changes to the Brochure on an annual basis along with the Brochure or an offer to send the Brochure upon request.

Background

The Firm is required, pursuant to Rule 204-3 of the Advisers Act, to furnish the Brochure to each prospective Client. This obligation will be satisfied by delivering a copy of Part 2A and 2B of Firm’s current Form ADV.

Delivery of the Brochure, or Part 2A of the form ADV, to Clients is required at the time of or before entering into a contract with a Client and interim updates must be provided to Clients when there are certain material changes. The Brochure includes information about the Firm’s business, supervisory controls, conflicts and important disclosure about the risk associated the firm’s investment activities. The Brochure Supplement, or Part 2B of the Form ADV includes information about the specific individuals providing investment advice, including their educational background, business experience, and disciplinary information.

Responsibility/Procedure

Deer Park Road Management Company’s (“DPRMC”) ADV Part 2A (“Brochure”) and ADV Part 2Bs (“Brochure Supplements”) are required to be delivered to all new investors prior to investing in a DPRMC managed private fund and then annually thereafter. Investor Relations is to send the Brochure and Brochure Supplements when they are sending subscription documents to new investors. On an annual basis, the administrator of each private fund managed by DPRMC will send the Brochure and Brochure Supplements to all current private fund investors within 120 days of FYE as well. .

Compliance will update the Brochure and Brochure no less than annually and file the Brochure on the SEC’s advisor website. The Brochure is publicly available on the Commission’s website; the Brochure Supplements are not publicly available.

All Employees should note that Rule 206(4)-4 of the Advisers Act obligates the Firm to provide material information to Clients and prospective Clients regarding certain financial and disciplinary matters. To the extent that an Employee is subject to a legal or disciplinary proceeding, Employees should bring it to the immediate attention of the CCO. The CCO will be responsible for ensuring compliance with Rule 206(4)-

4.    Any matter that may require disclosure (as determined by the CCO) may first be reviewed by internal and/or external legal counsel.

III Trading Practices

Policy

Trading securities is an essential part of what we do. The following policies should be strictly observed by all employees:

•	Employees should strive to ensure that our trading practices are fair and that all trades are executed and recorded accurately;
•	Trade practices will be designed such that no client or account is systematically advantaged or disadvantaged over any other;
•	It is the Firm’s policy to seek to attain best execution of all securities transactions for clients.
•	Trade Errors will be resolved and corrected as soon as practicable after detection. Clients will be made whole for any material losses incurred; gains will be for the account of the Client;
•	Principal or Agency Cross Trades will only be entered into with approval of the Chief Compliance Officer or his designee.

Background

The SEC requires investment advisers to adopt and implement written policies and procedures regarding trading practices. These policies and procedures must cover: (i) Portfolio management processes, including allocation of investment opportunities among clients and consistency of portfolios with clients' investment objectives, disclosures by the adviser, and applicable regulatory restrictions; (ii) Trading practices, including procedures by which the adviser satisfies its best execution obligation, uses client brokerage to obtain research and other services (“soft dollar arrangements”), and allocates aggregated trades among clients; (iii) Proprietary trading of the adviser and personal trading activities of supervised persons.

Certain conflicts of interest may arise in the trading activities on behalf of our clients, our firm and our employees. The Firm will strive to eliminate or, where such conflicts cannot be completely eliminated, fully disclose such conflicts to clients.

Best Execution-It is the obligation of all investment advisers to obtain “Best Execution” of securities transactions for their clients. Best Execution is not defined in securities laws or regulations, but is generally understood to require the adviser to obtain the most favorable total cost or proceeds in a securities transaction for its clients under the circumstances. The adviser’s duty is not necessarily to find the best price or lowest cost, but rather to achieve the best qualitative execution for the client. In doing this, the Adviser may take into consideration such factors as knowledge of the counterparty, speed of execution, confidentiality, market depth, capital commitment and recent order flow. A periodic and systematic assessment of execution services is important to the Firm meeting its Best Execution obligation.

Best Execution in fixed income markets is difficult to exactly define. Limited transparency, liquidity, size and other factors relating to the market for MBS and ABS securities make trading these instruments difficult and not subject to an exacting review of trading alternatives on either a pre-trade or post trade basis.

Aggregation of Trade Orders-Trades are executed by Portfolio Managers, Associate Portfolio Managers or Senior Analysts (each a “Trader”). Certain Traders at the Firm have responsibility for multiple Accounts and certain Traders have responsibility for a single Account. Traders with responsibility for different Accounts may share information and execute trades jointly or they may source and execute securities separately, each for the Accounts for which they have responsibility. Traders may execute block trades for multiple Accounts or they may determine to execute trades separately for each Account or execute a trade for one Account and not for others. Whether to aggregate trades or place a particular security in one Account and not others will be based on a variety of factors including, but not limited to: different Portfolio Managers; different investment guidelines or yield targets; different cash positions; expected cash flows; expected redemptions and subscriptions; existing positions in the subject security; or risk parameters and sizing constraints. These factors will also be considered in allocating aggregated trades amongst accounts participating in a block trade. Due to the nature of our business and the types of securities in which we typically invest, there is no default method of allocation used (i.e. pro rata, random or rotational). In all cases, the decision to aggregate and allocate trades or to execute trades separately for any one account will be made on a fair and equitable basis; no client or Account will be systematically advantaged or disadvantaged by the Firm or any of its employees.

The effect of these decisions may, however, operate to a particular client’s advantage or disadvantage. For example, if the Trader decides to purchase securities in a block trade for several Accounts but there is not a quantity of the security available in the market sufficient to satisfy all Accounts, then each Account will be allocated less of the security or pay a higher price than if it had acted alone. In this circumstance, the Account may not be able to execute an investment decision as effectively as it could have if it acted alone. The Firm may also execute trades which are not aggregated but rather executed for a specific client even where such security is suitable for other Firm Accounts. This may occur when the Portfolio Manager of one Account sources a bond that is illiquid or not available in sufficient quantity for other Firm Accounts that are managed by different Portfolio Managers, when the Account has an existing position that is being added to, when other accounts do not have sufficient cash to participate in a minimum size, to avoid creating an odd lot that would have adverse liquidity characteristics or other circumstances. This will be fully disclosed in the Offering Memorandum or Investment Management Agreements of all clients and the Firm’s Form ADV.

Principal Trades and Agency Cross Trades-Section 206(3) of the Investment Advisers Act of 1940, as amended, prohibits any investment adviser from engaging in or effecting any transactions on behalf of a client while acting as either principal for its own account (“Principal Trades”) or as a broker in a trade between two separate firm Accounts (“Agency Cross Trade”) without first disclosing to the client the adviser’s role in the transaction and obtaining the client’s consent. According to the SEC, the Firm will be seen as acting as a broker if it takes compensation (other than its management fee) for entering into the Agency Cross Trade.

Principal and Agency Cross Trades can benefit Accounts in a number of ways, including: 1) enabling the transfer of securities among client accounts without having to expose the security to the market; 2) eliminating counterparty risk; and 3) providing the Firm with added flexibility when dealing with an illiquid asset. Although Principal and Agency Cross Trades can be appropriate in many circumstances, they can also create the potential for conflicts of interest for the Firm (i.e. the better price the adviser obtains for the selling client, the worse it is for the purchasing client).

In summary, the basic requirements are as follows:

•	The transaction is a purchase or sale, for no consideration other than cash payments against prompt delivery of the security. Specifically, no brokerage commission, fee (except customary transfer fee) or other remuneration is paid in connection with the transaction unless, the facts and circumstances warranting the payment of such brokerage commission or fee are specifically described to the Account and approved by the CCO or his designee;
•	The transaction is effected at the fair market price of the security determined in accordance with the Firm’s Valuation Policy or as otherwise determined by the parties to the transaction;
•	Written consent of the Account for any Principal or Agency Cross Trade is obtained prior to execution or settlement of the trade that clearly describe the transaction and the capacity in which the Firm is acting;
•	Prior consent of the Chief Compliance Officer or his designee is obtained; and
•	The transaction is consistent with contractual obligations or the investment policy of each client account participating in the transaction (e.g., fund offering documents or each client’s investment advisory agreement and corresponding investment guidelines).

Provisions under section 406 of ERISA prohibit an adviser from effecting securities transactions between an ERISA client and another advisory client (including a hedge fund), unless an exemption is obtained from the Department of Labor (the "DOL") which covers the transaction in question. The Firm has not obtained any exemption from the DOL that would permit cross trades involving ERISA clients, and accordingly no Principal or Agency Cross trades involving accounts governed by ERISA are permitted until further notice.

Trade Errors-The Firm may, on occasion, experience “Trade Errors” with respect to trades made on behalf of Clients. A Trade Error occurs when a transaction is not executed according to the Firm’s intent and instructions. Trade Errors can result from a variety of situations, including, but not limited to, when the wrong security is purchased or sold, when the wrong amount is purchased or sold, when a security is purchased when it was meant to be sold or vice versa or when the same trade is executed twice. Not all errors are properly classified as Trade Errors. Certain errors in booking transactions are not considered Trade Errors, nor are mistakes in calculating NAV for a Fund. If an error is identified and corrected before any Client books or settles the position in their account or incurs a loss as a result, the error is not considered a Trade Error. If the error occurs as a result of the actions of a third party (such as a broker/dealer) that is not considered a Trade Error.

Responsibility

The Chief Investment Officer has the responsibility for the supervision of all trading activities.

The CFO has responsibility for recordkeeping relating to all trades. The CCO has the responsibility for monitoring trading policies and practices and disclosures. The Risk Management Committee will review best execution.

Procedure

Trades executed by Associate Portfolio Managers or Senior Analysts may be subject to limits or other requirements. Such limits will be established by the Executive Committee from time to time. The CCO or his designee will review all Firm trading and all allocations of aggregated trades. The review will focus on, but not be limited to: (i) unusual or high volume of trade activity; (ii) frequency of risk limit breaches; (iii) frequent requests for trade limit increases; (iv) concentration of profitable or unprofitable trades, or patterns of trades and offsetting trades with the same counterparty; (v) reasons for and patterns in remote access trading accounts.

Best Execution/Soft Dollars-The Firm does not have any formal soft dollar arrangement for the payment of third party expenses. Any such arrangements must be pre-approved and monitored by the CFO.

Aggregation-Whether or not to aggregate trades for multiple Accounts is a decision that will be made by the Portfolio Manager or Associate Portfolio Manager executing the transaction. The decision to execute a trade for only a single Account is also a decision that will be made by the Portfolio Manager of each individual Account. When the Firm executes a block trade for two or more clients, the Trader will allocate the amount of securities to be directed to each account participating in the order contemporaneously with the execution. All trades should be allocated no later than close of business of trade date. Approval of the CCO or his designee is required for any trade that is allocated after trade date or for any allocation that is changed after trade date.

The CFO or his designee will conduct reconciliations of cash and positions on a regular basis and will review trading on a daily basis. The CCO or his designee will review all Firm trading on a weekly and monthly basis to: seek patterns that seem unusual or different than past patterns of trading; review all aggregated trades that have been allocated and test to ensure that Clients are being treated fairly and equitably; test for compliance with internal risk limits and client imposed guidelines.

Trade Errors-If an employee believes that a Trade Error has occurred in an Account that employee should contact the CFO or CCO immediately. The CCO, in consultation with the CFO and the COO will determine whether the fact pattern constitutes a Trade Error, the manner and timing of the correction of such Trade Error and any corrective action that should be taken with regard to the Trade Error or Firm procedures in general. The CCO or his designee will prepare or approve a written memorandum documenting the details of the Trade Error and its resolution. The Firm will retain a record of the memorandum. Clients will be reimbursed for any material loss realized as a result of the Trade Error.

Any gains will be for the benefit of the Account. The Firm may take such other action as is reasonable under the circumstances as determined by the COO, the CFO and the CCO. In the event any error occurs due to the mistake of a third party, the Firm will endeavor to recover such losses from such third party.

In the event that an Employee is uncertain whether a particular situation involves a Trade Error, or a situation that is clearly not a Trade Error, but involves a material mistake affecting an Account, the Employee should report that situation to the CCO immediately.

IV Prohibition of Manipulative and Deceptive Practices

Policy

The Firm and its employees will act in the best interests of its clients at all times and put the interests of its clients before its own. In the event that the interests of one client conflicts with the interest of another client, the Firm and its employees will provide fair and equitable treatment to all clients so that no client is systematically disadvantaged over time. The Firm also prohibits any employee from acting upon, misusing or disclosing any material non-public information, known as inside information. Any instances or questions regarding possible manipulative practices must be immediately brought to the attention of the CCO. Finally, Expert Witness Networks may only be used with the Prior approval of the COO and the CCO.

Background

An investment adviser is a “fiduciary” to its advisory clients. This means it has a fundamental obligation to act in the best interests of its clients and to provide investment advice in the clients’ best interests. A fiduciary owes its clients a duty of undivided loyalty and utmost good faith. A fiduciary must not engage in any activity in conflict with the interest of any client, and should take steps reasonably necessary to fulfill these obligations. A fiduciary must employ reasonable care to avoid misleading clients and must provide full and fair disclosure of all material facts to clients and prospective clients. Generally, facts are “material” if a reasonable investor would consider them to be important. A fiduciary should strive to eliminate, mitigate, or at least disclose, all conflicts of interest that might incline the fiduciary — consciously or unconsciously — to render advice that is not disinterested. If the fiduciary cannot avoid a conflict of interest that could impact the impartiality of its advice, then it must make full and frank disclosure of the conflict. A fiduciary cannot use its clients’ assets for its own benefit or the benefit of other clients, at least without client consent. Departure from this fiduciary standard may constitute “fraud” upon your clients (under Section 206 of the Advisers Act).

Securities law makes it unlawful for any person, acting alone or with others, to effect a series of transactions in any security creating actual or apparent active trading in such security or raising or depressing the price of the security, for the purpose of inducing the purchase or sale of such security by others.

These prohibitions against manipulative trading practices mean that no Employee should, alone or with others, for either a Client Account or a Proprietary Account, engage in a series of trades in a security for the purpose of:

1.	Inducing the purchase or sale of such security by others; or
2.	Causing the price of a security to move up or down, and then taking advantage of such price movement by buying or selling the security at the “artificial” price.

Price changes resulting from supply and demand are not prohibited. Therefore, buy or sell programs may cause security prices to rise or fall without violating securities laws. However, activity that has the primary purpose of affecting the price of a security artificially through trading or apparent trading is prohibited.

Spreading false or unsubstantiated rumors in the marketplace in order to affect the price of a security is likewise considered to be securities fraud and market manipulation.

Securities law also prohibits individuals from trading while in possession of material non-public or inside information or from disclosing such information to others so that they may act on it (tipping). In addition, the SEC’s Rule 10b5-2 provides that accepting information pursuant to a confidentiality agreement creates a duty not to trade on that information.

An area of recent concern has been the use of Expert Networks, or groups that provide sources of information for a variety of industries. These groups are heavily incented to provide valuable trading insights and there have been several well publicized incidents where those insights involved inside information.

Responsibility/Procedure

Compliance has the responsibility to review all trading in client accounts and employee personal accounts. All employees should consult with the Compliance Department in any case where they believe activity that is either manipulative or may be viewed as manipulative could occur.

Expert Networks may be used with prior approval from the COO and the CCO under the following conditions:

o	an affirmative statement that the consultant will not provide any confidential information to the Firm;
o	a statement that the information contained in the certification is accurate as of the date of the initial, and any subsequent consultation(s), and must be dated and signed by the consultant.

V Gifts & Entertainment/Outside Business Activities

A.	Gifts and Entertainment

Policy

An Employee may not seek, accept or give gifts, favors, preferential treatment, or valuable consideration of any kind offered from brokers or other companies or persons involved in the securities industry as quid pro quo for financial transactions involving client accounts of the Firm. Reasonable gifts and entertainment in the ordinary course of business may be accepted by Firm Personnel. Gifts of more than a nominal value must be approved by the Compliance Department.

Background

Employees should not accept gifts, regardless of the value of such gift, from any person in connection with the Firm’s business if the acceptance of such gift would influence any material decision of such Employee or otherwise cause the Employee to feel obliged to do something in return for the gift.

To the extent that business entertainment fosters closer relationships between Firm Personnel and its counterparties, it serves a valuable function. Gifts and entertainment may not, however, be preconditioned on a “quid pro quo” business relationship. The determination of what is reasonable under the circumstances is subjective; Instances of gifts and/or entertainment that are reported and approved by management and compliance are presumed reasonable.

Responsibility

The CCO is responsible for review and oversight of this policy.

Procedure

All Employees are encouraged to report all gifts received of a greater than nominal value. Employees must report any gifts given or received where the value of such gift given by any non-employee is in excess of $100 in any given year. Any gifts of a non-personal nature given to third parties in the context of our business must be reported. Entertainment such as meals, sporting or other events where the provider of the entertainment is present need not be reported. Other forms of entertainment of a greater than nominal value should be reported. Reports should be made to the CCO or his designate.

B.	Outside Business Activities

Policy

Employees should avoid conflicts between their responsibilities to the Firm and its Clients and any outside business activities.

Background

Restrictions on outside business activities are designed to prevent and deter potential conflicts of interest. Outside business activities should not interfere with your regular duties and responsibilities as an employee nor should any outside business activity be perceived to conflict with the business of the Firm or its clients.

An “Outside Business Activity” is defined as any other business activity in the field of financial services, investment management, or the business of any of the companies in which any Deer Park investment vehicle has an investment, either as an employee, independent contractor, sole proprietor, officer, partner, member, director, trustee, agent or otherwise or being compensated or having the reasonable expectation of compensation as a result of any business activity outside the scope of your association with Deer Park Road. Outside Business Activities can be for either for profit entities or charitable, civic or fraternal organizations.

Responsibility

The CCO is responsible for review and oversight of this policy.

Procedure

All Employees must obtain prior approval from the COO and the CCO prior to entering into any outside business activities.

VI Political Contributions

Policy

Employees of the Firm are permitted to make political contributions to elected officials, candidates and others, consistent with this Federal, State and local laws. All Political contributions must be pre- approved by the Compliance Department.

Background

SEC Rule 206(4)-5 (“Political Contributions by Certain Investment Advisers”) and related recordkeeping rules addresses political activity by investment advisers who do business with government entities, and the use of placement agents. The intent of Rule 206(4)-5 is to remove the connection between political contributions to state and local officials who may have influence over the awarding of government and public pension investment advisory business (i.e., "pay-to-play" practices). This is accomplished by:

•	Prohibiting investment advisers from being compensated for investment advisory services provided to a state or local government entity for two years after the Firm or certain of its Employees make political contributions to certain officials of that government entity;
•	Prohibiting solicitation or coordination of political contributions to such officials or certain state or local party committees;
•	Prohibiting third party marketers from soliciting governmental entities for investment advisory services unless they are a registered broker/dealer; and
•	Requiring investment advisers to maintain books and records relating to state and local government entity clients, political contributions, use of placement agents, and information relating to Employees.

Rule 206(4)-5 applies to all Covered Associates of a registered investment adviser. In order to ensure compliance and avoid any violations, Covered Associates will mean all Employees of the Firm. Because Contributions made within two years of becoming an Employee may trigger a ban on receiving compensation for Investment Advisory Services Business, the Compliance Department will have to review an individual's prior Contributions before their hire date. Employees will also be asked to certify as to their political contribution activity on an annual basis.

The following definitions are important to this discussion of Political Contributions:

Political Contribution - Any gift, subscription, loan, advance, or deposit of money or anything of value made for:

•	The purpose of influencing any election for federal, state or local office;
•	The payment of debt incurred in connection with any such election; or
•	Transition or inaugural expenses incurred by the successful candidate for state or local office.

This includes not only monetary contributions, but also in-kind contributions such as payment for services or use of the Firm’s facilities, personnel or other resources to benefit any federal, state or local candidate campaign, political party committee, or other political committee or political organization exempt from federal income taxes under Section 527 of the Internal Revenue Code (such as the Republican or Democratic Governors Association) or the inaugural committee or transition team of a successful candidate.

Volunteer services provided to a campaign by Employees on their own personal time are not treated as Contributions. However, all volunteer activities on behalf of a candidate or a campaign must be pre- cleared by the Compliance Department.

Government Entity - means any state or local government; any agency, authority or instrumentality of a state or local government; any pool of assets sponsored by a state or local government (such as a defined benefit pension plan, separate account or general fund); and any participant-directed government plan (such as 529, 403(b), or 457 plans).

Investment Advisory Services Business - The types of business subject to the rule include:

•	Providing investment advisory services directly to a state or local government entity, such as a separate managed account, cash management accounts, or certain discretionary brokerage accounts;
•	Being an adviser (e.g., General Partner) or sub-adviser to the following types of investment pools/funds:
o	Investment pools/funds that are registered with the SEC (such as mutual funds) that is offered by a Government Entity in a government-sponsored plan (such as a 529, 403(b), or 457 plan) as an option for participants/retirees to invest in. Unless the registered investment pool/fund is offered as an option in such government plan, a Government Entity merely investing in the registered pool is NOT covered.
o	Investment pools/funds that are not registered with the SEC, such as hedge funds, private equity funds, venture capital funds, and collective investment trusts in which Government Entities invest.

Lobbying - means to have any contact or communication with a Government Entity through its elected or appointed officers or employees concerning a new or existing contract for investment advisory services or for the purpose of influencing that Government Entity.

Coordinating Political Contributions - means bundling, pooling, or otherwise facilitating the Political Contributions made by other persons.

Soliciting Political Contributions - means to communicate, directly or indirectly, for the purpose of obtaining or arranging a Political Contribution.

Responsibility

The CCO has the responsibility for the implementation and monitoring of our firm's political contribution policy, practices, disclosures and recordkeeping.

Procedure

Rule 206(4)-5 applies to all Covered Associates of a registered investment adviser. In order to ensure compliance and avoid any violations, Covered Associates will mean all Employees of the Firm. Because Contributions made within two years of becoming an Employee may trigger a ban on receiving compensation for Investment Advisory Services Business, the Compliance Department will have to review an individual's prior Contributions before their hire date. Employees will also be asked to certify as to their political contribution activity on an annual basis.

PRE-APPROVAL OF PERSONAL CONTRIBUTIONS, COORDINATION AND SOLICITATION OF CONTRIBUTIONS, AND FUNDRAISING

1.                   Political Contributions: All Employees are required to obtain approval from the Compliance Department prior to making any Political Contribution of any value.

Employees must request approval for Political Contributions prior to making any donation. The Compliance Department will review and evaluate each request to determine whether the Political Contribution is permissible based upon the requirements of Rule 206(4)-5, the Firm’s compliance manual and applicable state law. Employees will be notified in writing of the Compliance Department's final determination.

2.                   Coordinating or Soliciting Political Contributions, and Fundraising: In addition, all Employees must obtain approval from the Compliance Department prior to Coordinating or Soliciting Political Contributions, or engaging in any other form of political fundraising. Employees must e-mail a request for approval for such activities. Coordinating or Soliciting Political Contributions, or fundraising, may even include, for example, merely having one's name appear in the letterhead or any other portion of a fundraising letter.

Prohibition against Establishing or Controlling a Political Action Committee

Firm Employees are prohibited from establishing, controlling or being involved with a PAC, or any other entity that makes Political Contributions.

Examples of Permissible or Potentially Permissible Political Contributions; Pre-Approval Required

Although all Political Contributions described above have to be pre-approved, the Contributions described below are the de minimis exceptions in the SEC rule. Remember that even if the federal rule permits a Contribution as de minimis, State law may prohibit the same contribution or make it disclosable.

Contributions to any state candidate, local candidate or official are permitted by federal law if:

•	the Employee is entitled to vote for such candidate and the Contributions do not exceed $350 per election; or
•	The Employee is not entitled to vote for the candidate and the Contributions do not exceed

$150 per election.

Indirect Contributions

The SEC rule expressly prohibits registered advisers and their employees from performing any act which would result in a violation of the rule, whether directly or indirectly, or through or by any other person or means. This means that they may not use other persons or entities, including friends, relatives, Company affiliates, placement agents, or PACs, as "conduits" to circumvent Rule 206(4)-5 or this Policy.

Political Contributions made by others (for example, spouses, family members, placement agents, consultants, attorneys, businesses, etc.) at the direction or suggestion of an Employee is considered to be made by that Employee for purposes of this Policy. Because of the potential negative impact on the Company's business, Employees are urged to contact the CCO and clear any potential conflict with this policy.

Contributions by the Company and Volunteering for a Campaign

All Political Contributions by the Company, including but not limited to in-kind contributions, must be pre-cleared. Employees who wish to provide their services on a voluntary basis to political campaigns party committees or PACS must request prior approval from the Compliance Department.

Employees must also keep the following in mind:

•	To the extent an Employee incurs expenses from personal resources (e.g., hosting a reception) or utilizes Firm resources (such as facilities, office space, funds, or personnel) in connection with such volunteer services, it could be considered an in-kind contribution either by the individual or the Company, requiring pre-approval;
•	Employees who solicit or coordinate Political Contributions (such as serving on a candidate campaign's finance committee or soliciting others to make a contribution) must obtain pre- approval as described above in this Policy;
•	No Employee may undertake any political activity (i) using the Firm's name, (ii) during working hours, (iii) on the Firm’s premises and/or (iv) with the use of any Firm equipment, property, funds or personnel without obtaining pre-approval;

Annual Political Contributions Certification Form

On an annual basis, all Employees will be required to certify as to all Contributions they have made in the preceding 2 years for their first certification, and thereafter, for the preceding year. In order to protect the privacy of all Employees, the records will be treated as confidential and may only be reviewed by those with a "need to know" or for purposes of making necessary disclosures to the SEC or other governmental agencies, if required.

VII Advisory Agreements

Policy

The Firm must obtain and execute a written investment advisory agreement or sub-advisory agreement for each client relationship prior to beginning investment advisory activities with such client. With regard to comingled funds, Client means the Fund itself and not the investors in the fund.

Background

Written advisory agreements form the legal and contractual basis for an advisory relationship with each client and as a matter of industry and business best practices provide protections for both the client and the Firm. An advisory agreement is the most appropriate place for an adviser to describe its advisory services, fees, liability, and disclosures for any conflicts of interest, among other things. It is also a best business practice to provide a copy of the advisory agreement to the client and for the agreement to provide for all client financial and personal information to be treated on a confidential basis. The advisory agreement may also contain investment guidelines and restrictions, at the option of the Client.

Responsibility

The Legal Department has the responsibility for the negotiation, implementation and monitoring of the firm’s advisory agreement policy, practices, disclosures and recordkeeping.

Procedure

The Firm has adopted procedures to implement the firm’s policy and conducts reviews to monitor and ensure the firm’s policy is observed, implemented properly and amended or updated, as appropriate, which include the following:

•	The Firm's advisory agreements and advisory fee schedules, and any changes, for the firm’s services are approved by management;
•	The fee schedules are periodically reviewed by the Firm to be fair, current and competitive;
•	Compliance or a designated officer, periodically reviews the firm’s disclosure brochure, marketing materials, advisory agreements and other material for accuracy and consistency of disclosures regarding advisory services and fees;
•	Performance-based fee arrangements, if any, are appropriately disclosed, reviewed and approved by the designated officer and/or management;

•	Client investment objectives or guidelines, if included in the advisory agreement, are monitored on an on-going and also periodic basis for consistency with client investments/portfolios.

VIII Anti-Money Laundering

Policy

It is the policy of the Firm to seek to prevent the use of its personnel and facilities for the purpose of money laundering and financing terrorism. Anti-money laundering (AML) compliance is the responsibility of every employee. Therefore, any employee detecting any suspicious activity is required to immediately report such activity to the CCO. The employee making such report should not discuss the suspicious activity or the report with the client in question. The Firm requires its service providers to establish and enforce AML policies and procedures in the conduct of its business.

Background

On October 26, 2001, the President signed into law the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act). Prior to the passage of the USA PATRIOT Act, regulations applying the anti-money laundering provisions of the Bank Secrecy Act (BSA) were issued only for banks and certain other institutions that offer bank-like services or that regularly deal in cash. The USA PATRIOT Act required the extension of the anti-money laundering requirements to financial institutions, such as registered and unregistered investment companies, that had not previously been subjected to BSA regulations.

While currently there are no anti-money laundering rules imposed directly on investment advisers, advisers may voluntarily establish AML policies and procedures. It is anticipated that at some point in the future, government will extend the requirements of the PATRIOT Act to investment advisors.

Responsibility

The Firm has designated the CCO as its AML Compliance Officer.

In this capacity, the AML Compliance Officer is responsible for coordinating and monitoring the firm’s AML program as well as maintaining the firm’s compliance with applicable AML rules and regulations. The AML Compliance Officer will review any reports of suspicious activity which have been observed and reported by employees.

Procedure

The Firm primarily relies on its Third Party Administrator (“TPA”) to perform AML checks on all investments into hedge funds managed by the Firm. The Compliance Department, in conjunction with the Investor Relations group is responsible for performing AML checks with regard to separate account Clients or any other account that is not registered with SEC or does not have a TPA. Investor Relations will process all client subscriptions and redemptions before submitting to the COO/AML compliance officer for signature. These documents will then be submitted to the Firms TPA. The TPA will perform the primary AML check on every subscription and redemption before such transaction can be completed.

Client Identification Procedures-The following procedures are designed to verify the Client’s identity prior to making an investment in a hedge fund or opening a separate account.

•	Individual Accounts-satisfactory documentary evidence of a client’s name, address, date of birth, social security number or, if applicable, tax identification number;
•	Corporate or other Legal Entity-satisfactory evidence of the entity’s name, address and that the acting principal has been duly authorized to open the account. The Private Funds’ TPA will retain records of all documentation that has been relied upon for client identification for a period of five years;
•	Prohibited Accounts-any person or entity whose name appears on the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Office of Foreign Assets Control, from any Foreign Shell Bank or from any other prohibited persons or entities as may be mandated by applicable law or regulation;
•	The Firm in conjunction with the Private Funds’ TPA will comply with the Foreign Account Tax Compliance Act (FATCA) and Common Reporting Standard (CRS) to help combat offshore tax evasion;

Annual Training and Review-The Firm will conduct annual employee training programs for appropriate personnel regarding the AML program. Such training programs will review applicable laws, regulations and recent trends in money laundering. Attendance at these programs is mandatory for appropriate personnel, and session and attendance records will be retained for a five-year period.

The AML program will be reviewed annually by the AML Officer or his designee. The review of the AML program will be conducted as part of the firm's annual compliance program review of the policies and procedures.

IX Books and Records

Policy

The Firm will keep true, accurate and current records regarding all aspects of its business as required by SEC rule 204-2.

Deer Park Road Management Co.'s policy is to maintain required firm and client records and files in a readily accessible location for the first two years and in an offsite facility for an additional five years for a total of not less than seven years from the end of the fiscal year in which the records were created. Certain records for the firm’s performance, advertising and corporate existence are kept for longer periods. Also, due to many records being maintained in electronic form, records may be kept in readily accessible locations for longer than the initial two years.

Employees are not permitted to download information onto removable media such as CD’s, thumb- drives or other such devices. Employees are also prohibited from storing confidential or sensitive firm information on their local ‘C’ drive.

Background

Registered investment advisers, as regulated entities, are required to maintain specified books and records. There are generally two groups of books and records to be maintained. The first group is financial records for an adviser as an on-going business such as financial journals, balance sheets, bills, etc. The second general group of records is client related files as a fiduciary to the firm’s advisory clients and these include agreements, statements, correspondence and advertising, trade records, among many others. A full enumeration of all required books and records is contained in SEC Rule 204-2.

SEC required books and records are generally required to be maintained for a period of 5 years after the end of the fiscal year in which the records were created. The Firm has instituted a policy of keeping such records for a total of 7 years, the first two in a readily accessible location.

Two important exceptions to the 7 year requirement exist: First-records relating to the performance of the Firm’s investment product must kept as long as the Firm remains in business. These records form the basis of the Firm’s track record and must be available to support the performance shown. Second- books and records relating to Firm’s organization (Partnership, LLC or Corporations) must be preserved for a period of three years after the termination of the enterprise.

Responsibility

Required Books and Records are maintained by various departments within the Firm and also by the certain third party service providers hired by the Firm. The CFO has the responsibility of maintaining all required books and records. Compliance has the responsibility for the monitoring of our books and records policy, practices, disclosures and recordkeeping for the firm.

Procedure

The Firm's filing systems for the books, records and files, whether stored in files or electronic media, are designed to meet the firm’s policy, business needs and regulatory requirements as follows:

•	Arranging for easy location, access and retrieval;
•	Having available the means to provide legible true and complete copies;
•	For records stored on electronic media, back-up files are made and such records stored separately;
•	Reasonably safeguarding all files, including electronic media, from loss, alteration or destruction (see back-up procedures in Disaster Recovery Policy);
•	Limiting access by authorized persons to the Firm's records (See additional Privacy procedures related to passwords and safeguarding practices); and
•	Ensuring that any non-electronic records that are electronically reproduced and stored are accurate reproductions.

Periodic reviews may be conducted by the designated officer, individual or department managers to monitor Deer Park Road Management Co.'s recordkeeping systems, controls, and firm and client files.

Maintaining client and firm records for five years from the end of the fiscal year during which the last entry was made with longer retention periods for advertising, performance, Code of Ethics and firm corporate/organization documents.

All employee computer stations will be restricted on the use of removable media except for Senior Management.

X Client Complaints

Policy

All complaints received from any client or other party will be receive a prompt, thorough and fair review and a prompt and fair resolution.

Background

Based on an adviser's fiduciary duty to its clients and as a good business practice of maintaining strong and long term client relationships, any advisory client complaints of whatever nature and size should be handled in a prompt, thorough and professional manner. Regulatory agencies may also require or request information about the receipt, review and disposition of any written client complaints.

Responsibility

Every employee is responsible for notifying the CCO of any client complaint of which they become aware in any form. Compliance has the primary responsibility for the implementation and monitoring of the firm's complaint policy, practices and recordkeeping for the firm.

Procedure

Deer Park Road Management Co. has adopted procedures to implement the firm's policy and conducts reviews to monitor and ensure the firm's policy is observed, implemented properly and amended or updated as appropriate, which include the following:

●	Compliance maintains a Complaint File for any written complaints received from any advisory clients.
●	Any person receiving any written client complaint is to forward the client complaint to t h e CCO.
●	If appropriate, the CCO will promptly send the client a letter acknowledging receipt of the client's complaint letter indicating the matter is under review and a response will be provided promptly.
●	The CCO will forward the client complaint letter to the appropriate person or department, depending on the nature of the complaint, for research, review and information to respond to the client complaint.
●	The CCO will then either review and approve or draft a letter to the client responding to the client's complaint and providing background information and a resolution of the client's complaint. Any appropriate supervisory review or approval will be noted.
●	The CCO will make recommendations for remedies or other action as appropriate.
●	The CCO will maintain records and supporting information for each written client complaint in the firm's complaint file.

XI	Custody of Client Assets

Policy

The Firm will use only “Qualified Custodians” to hold cash or securities on behalf of Clients. The Firm will carefully scrutinize its account structures for Compliance with the SEC’s rule 206(4)-2 (the “Custody Rule”).

Background

The SEC deems an investment adviser to have custody of client assets any time an adviser has access to clients’ funds or securities, including when an Adviser directly or indirectly holds client assets, has the authority to obtain possession of client assets, or has the ability to appropriate client assets.

Rule 206(4)-2 of the Advisers Act states that it is a fraudulent, deceptive or manipulative act for an adviser to have custody of clients’ funds or securities unless: (1) a qualified custodian maintains those funds and securities; (2) notice is provided to clients as to how and where their funds and securities are maintained; (3) account statements are sent to clients from the qualified custodian at least quarterly, identifying the amount of funds and of each security in the account at the end of the period and setting forth all transactions in the account during that period; and (4) verification of those assets by an independent public accountant at an unannounced time during the year pursuant to a written agreement. Pooled investment vehicles, such as the commingled funds managed by the Firm, are not required to comply with items 2-4 above. The Funds must, however, be audited on an annual basis and the audit must be sent to all clients within 120 days of the end of its fiscal year (or promptly upon completion of such audit if the pool is being liquidated).

An Adviser may be considered to have custody of Client assets if that Adviser or one of its affiliates:

o	Is the General Partner or managing member of a commingled fund;
o	Is affiliated with the custodian;
o	Has the authority to make distributions out of a client account for payment of investment management fees or otherwise;
o	Serves as Trustee over any Client account
o	Is the nominee or otherwise hold any Client’s securities in the Firm’s or an affiliate’s name;
o	Receives redemption proceeds, securities transaction proceeds, interest payments or dividend payments made on any Client’s securities into the Firm’s own account;
o	Handles Client checks used for securities transactions; or
o	Deducts advisory fees from a Client’s account in a manner other than that permitted by the SEC.

Responsibility

Legal has the responsibility to determine if the Firm has custody within the meaning of SEC rule

206(4)-2. Finance has the responsibility to ensure that audit practice conforms to the requirements of 206(4)-2. Compliance has the responsibility for the implementation and monitoring of our policy, practice and disclosures in regard to Custody.

Procedure

The Firm will:

●	Disclose Custody in its ADV Part 2A;
●	Maintain compliance with Custody Rule;
●	Audited Financials will be sent to investors within 120 days of Fiscal Year-End of each fund;
●	Employees and officers of the Firm, as well as the Firm itself, are prohibited from;
●	having signatory power over any unaffiliated third party client or hedge fund investor’s checking account;
●	having the power to unilaterally wire funds from an unaffiliated third party client or investor’s account;
●	holding any unaffiliated third party client or hedge fund investor’s securities in Deer Park Road Management Co.'s name at any financial institution;
●	from physically holding cash or securities of any unaffiliated third party client or hedge fund investor;
●	having general power of attorney over an unaffiliated third party client or hedge fund investor’s account;
●	holding unaffiliated third party client or hedge fund investor assets through an affiliate of Deer Park Road Management Co. where the firm, its employees or officers have access to unaffiliated third party client or hedge fund investor assets;
●	receiving the proceeds from the sale of unaffiliated third party client securities or interest or dividend payments made on a unaffiliated third party client or hedge fund investor’s securities or check payable to the firm except for advisory fees;
•	acting as a trustee or executor for any unaffiliated third party client or hedge fund investor trust or estate.

XII	Directed Brokerage

Policy

The Firm's policy and practice is to not accept advisory clients' instructions for directing a client’s brokerage transactions to a particular broker-dealer.

Background

Clients may direct advisers to use a particular broker-dealer under various circumstances, including where a client has a pre-existing relationship with the broker or participates in a commission recapture program, among other situations. Advisers may also elect not to exercise brokerage discretion and, therefore, require clients to direct brokerage. Advisers should recommend to clients the use of broker-dealers providing reasonable, competitive and quality brokerage services and advise clients if a client's directed broker does not provide competitive and quality services.

Responsibility

Compliance has the responsibility for the implementation and monitoring of our directed brokerage policy that the firm does not accept client instructions for directing brokerage to a particular broker- dealer.

Procedure

The Firm’s policy of prohibiting the acceptance of client instruction for the direction of brokerage has been communicated to relevant individuals including management, traders, and portfolio managers, among others. The Firm's advisory agreements and Item 12 of Part 2A of Form ADV: Firm Brochure(s) disclose that the firm has discretion as to the selection of broker-dealers and discloses the firm's policy of not accepting client directed brokerage instructions. Compliance periodically monitors the firm's advisory services and trading practices to help ensure no directed brokerage instructions exist or are accepted by the firm. In the event of any change in the firm's policy, any such change must be approved by management, and any directed brokerage instructions would only be allowed after appropriate reviews and approvals, received in writing, with appropriate disclosures made, regulatory requirements met and proper records maintained.

XIII	Business Continuity Policy

Policy

As part of its fiduciary duty to its clients and as a matter of best business practices, Deer Park Road Management Co., has adopted policies and procedures for continuing Deer Park Road Management Co.'s business in the event of an emergency or a disaster. These policies are designed to allow Deer Park Road Management Co. to resume providing service to its clients in as short a period of time as possible and, to the extent practicable, designed to address those specific types of disasters that Deer Park Road might reasonably face given its business and location.

Background

All commercial business ventures should establish written disaster recovery and business continuity plans for the firm's business to plan for disasters of man made or natural origin. Deer

Park Road’s procedures are designed to allow the Firm to meet its responsibilities to clients as a fiduciary in managing client assets, among other things and to meet our regulatory requirements in the event of any kind of an emergency or disaster.

Responsibility

The Chief Operating officer and the Chief Compliance Officer are responsible for maintaining and implementing Deer Park Road Management Co.'s Disaster Recovery and Business Continuity Plan.

Procedure

Deer Park Road Management Co. has adopted various procedures to implement the firm’s policy and conducts reviews to monitor and ensure the firm’s policy is observed, implemented properly and amended or updated, as appropriate, which include the following:

●	The following individuals have the primary responsibility for implementation and monitoring of our Disaster Recovery Policy:

Compliance is responsible for documenting computer back-up procedures, i.e., frequency, procedure, person(s) responsible, etc.

Brad Craig is responsible for designating back-up storage locations(s) and persons responsible to maintain back-up data in separate locations.

Brad Craig is responsible for identifying and listing key or mission critical people in the event of an emergency or disaster, obtaining their names, addresses, e-mail, fax, cell phone and other information and distributing this information to all personnel.

Brad Craig is responsible for designating and arranging for “hot,” “warm,” or home site recovery location(s) for mission critical persons to meet to continue business, and for obtaining or arranging for adequate systems equipment for these locations.

Brad Craig is responsible for establishing back-up telephone/communication system for clients, personnel and others to contact the firm and for the firm to contact clients.

Brad Craig is responsible for determining and assessing back-up systems for key vendors and mission critical service providers. The key vendor is EZE Castle Integration, "ECI". The ECI, BCP/DP plans are available at the Main office of Deer Park Road Management Co. in Steamboat Springs, CO, for review or delivery if requested by a client. The change to EZC as the backup system provider for books and records was made in the 4th quarter of 2011.

Compliance is responsible for conducting periodic and actual testing and training for mission critical and all personnel.

●	Deer Park Road Management Co.'s disaster recovery systems will be tested periodically.
●	Deer Park Road Management Co.'s Disaster Recovery Plan will be reviewed periodically, and on at least an annual basis, by the Disaster Recovery Team.

XIV	Whistleblower Policy

Policy

This policy is intended to encourage employees to report illegal, unethical or inappropriate behavior at the Firm.

Background

The Firm is committed to complying with all applicable l e g a l , e t h i c a l a n d accounting standards. While the Firm does not encourage frivolous complaints, the Firm does expect its officers, employees, and agents to report any irregularities and other suspected wrongdoing a t t h e F i r m .

In order to promote a climate of accountability and full disclosure with respect to the Firm’s accounting, internal controls, compliance matters, and Code of Ethics The Firm encourages employees to report violations or potential violations before they can disrupt the business or operations of the Firm, or lead to serious loss. This policy provides a means whereby individuals can safely raise, at a high level, serious concerns and disclose information that an individual believes in good faith relates to violations of the Compliance Manual, Code of Ethics, or law.

Employees will not be disadvantaged or subject to retaliation for raising legitimate concerns.

Responsibility

The Chief Compliance Officer will be primarily responsible for this Policy. To the extent that a compliant is made directly to the CEO and/or COO, they will be responsible for investigating and acting upon such complaint.

Procedure

Any employee wishing to make a report under this policy (a “Reporting Person”) may make their report to one of more of the following individuals, as appropriate: Michael Craig-Scheckman, Brad Craig and/or Rob Schwartz.

It is the Firm‘s policy that its employees may submit complaints of such information without fear of dismissal or retaliation. The Firm will not discharge, demote, suspend, threaten, harass, or in any manner discriminate or otherwise retaliate against any Reporting Person in the terms or conditions of his employment with the Firm based upon such Reporting Person’s submitting in good faith any complaint regarding an Accounting Violation. Any acts of retaliation against a Reporting Person will be treated by the Firm as a serious violation of Firm policy. The Firm will seek to keep the identity of the Reporting Person confidential; however, it may be necessary to reveal the Reporting Person’s identity in order to fully and fairly investigate the matter.

1.  Scope of Complaints. The Firm encourages employees and officers to report irregularities and other suspected wrongdoings, including, without limitation, the following:

•	Fraud or deliberate error in the preparation, evaluation, review or audit of any a c t i v i t y u n d e r t a k e n b y t h e F i r m ;

•	Fraud or deliberate error in preparation and dissemination of any financial, marketing, informational, or other information or communication with regulators and/or the public;

•	Deficiencies in or noncompliance with the Firm’s Compliance Manual, Code of Ethics, internal controls and procedures;

•	Misrepresentation or false statement to or by a senior officer of the Firm regarding any matters in violation of state and/or federal securities laws; or

•	Deviation from full and fair reporting of the Firm’s financial condition.

2.   Confidentiality of Complaint. The identity of any Reporting Person will be kept confidential to the fullest extent possible. However, given the size of the Firm, the identity of the Reporting Person may have to be disclosed in order to fully and fairly investigate the complaint.

3.  Investigation of Complaint. Investigations will be conducted as quickly as possible, taking into account the nature and complexity of the complaint and the issues raised therein. The results of each investigation a n d a n y a c t i o n t a k e n w i l l b e r e p o r t e d t o t h e R e p o r t i n g

P e r s o n , p r o v i d e d t h a t s u c h i n f o r m a t i o n d o e s n o t v i o l a t e a n y c o n f i d e n t i a l i t y , p r i v i l e g e o r p r i v a c y c o n c e r n s .

4.  Retention of Complaints. The Chief Compliance Officer will maintain all complaints received, tracking their receipt, investigation, and resolution. All complaints and reports will be maintained in accordance with the Firm’s confidentiality and document retention policies.

If a Reporting Person makes a complaint in good faith pursuant to this policy and any facts alleged therein are not confirmed by a subsequent investigation, no action will be taken against the Reporting Person. In submitting complaints, Reporting Persons should exercise due care to ensure the accuracy of the information reported. If, after an investigation, it is determined that a complaint is without substance or was made for malicious or frivolous reasons or otherwise submitted in bad faith, the Reporting Person could be subject to disciplinary action. Where alleged facts reported pursuant to this policy are found to be without merit or unsubstantiated: (i) the conclusions of the investigation will be made known to both the Reporting Person and, if appropriate, to the persons against whom any allegation was made in the complaint; and (ii) the allegations will be dismissed.

XVI Privacy

Policy

The Firm does not share non-public personal information about its clients or investors in Hedge Funds managed by the Firm with its affiliates or non-affiliated third parties other than those service providers that provide services for the Firm or the clients. The Firm has established a program to address the risk of identity theft of its clients and investors in Hedge Funds managed by the Firm.

Background

As a registered investment adviser, Deer Park Road must comply with SEC Regulation S-P (or other applicable state, federal or foreign laws and regulations), which requires advisers to adopt policies and procedures to protect the "nonpublic personal information" of natural person consumers and customers and to disclose to such persons policies and procedures for protecting that information.

The Firm is also subject to the “Red Flags” rule to protect individual clients against identity theft. The Firm is subject to this rule by virtue of its authority to act as agent of a client and direct a fund’s administrator and custodian to wire funds of an investor in a hedge fund managed by the firm to a third party.

Regulation S- P-The purpose of the Reg S-P requirements and privacy policies and procedures is to provide administrative, technical and physical safeguards which assist employees in maintaining the confidentiality of nonpublic personal information ("NPI") collected from the consumers and customers of an investment adviser. All NPI, whether relating to an adviser's current or former clients, is subject to these privacy policies and procedures. Any doubts about the confidentiality of client information must be resolved in favor of confidentiality.

For Reg S-P purposes, NPI includes nonpublic "personally identifiable financial information" plus any list, description or grouping of customers that is derived from nonpublic personally identifiable financial information. Such information may include personal financial and account information, information relating to services performed for or transactions entered into on behalf of clients, advice provided by Deer Park Road Management Co. to clients, and data or analyses derived from such NPI.

Reg S-P requires that the Firm deliver a Privacy Notice to all clients and investors in Hedge Funds managed by the Firm upon initiation of the relationship and then annually.

Regulation S_I D “Red Flags Rule”- The Red Flags rule requires the Firm to adopt a written program to detect, prevent and mitigate identity theft. The program must include reasonable policies and procedures to:

•	Identify relevant "red flags" for covered accounts offered or maintained by the financial institution and incorporate such red flags into its 'Red Flags Program' (the 'Program');
•	Detect the occurrence of red flags occurring with the Program;
•	Respond appropriately to any detected red flags to prevent and mitigate identity theft; and
•	Periodically review and, if necessary, update the Program to reflect changes in risks to customers and to the safety and soundness of the financial institution from identity theft.

Responsibility

Pursuant to Regulation S-ID, this policy has been approved by the executive committee of the Firm. Compliance is responsible for reviewing, amending, maintaining and enforcing these policies and procedures to ensure meeting the Firm's client privacy goals and objectives while ensuring compliance with applicable federal and state laws and regulations. Compliance may recommend to the firm's principal(s) any disciplinary or other action as appropriate. Compliance is also responsible for distributing these policies and procedures to employees and conducting appropriate employee training to ensure employee adherence to these policies and procedures.

Procedure

Deer Park Road Management Co. has adopted various procedures to implement the firm's policy and conducts reviews to monitor and ensure the firm's policy is observed, implemented properly and amended or updated, as appropriate, which include the following:

Non-Disclosure of Client Information

The Firm maintains safeguards to comply with federal and state standards to guard each client's nonpublic personal information NPI. The Firm does not share any NPI with any nonaffiliated third parties, except in the following circumstances:

●	As necessary to provide the service that the client has requested or authorized, or to maintain and service the client's account;

●	As required by regulatory authorities or law enforcement officials who have jurisdiction over the Adviser, or as otherwise required by any applicable law; and

●	To the extent reasonably necessary to prevent fraud and unauthorized transactions.

Employees are prohibited, either during or after termination of their employment, from disclosing NPI to any person or entity outside the Firm, including family members, except under the circumstances described above. An employee is permitted to disclose NPI only to such other employees who need to have access to such information to deliver our services to the client.

Safeguarding and Disposal of Client Information

Deer Park Road Management Co. restricts access to NPI to those employees who need to know such information to provide services to our clients.

Any employee who is authorized to have access to NPI is required to keep such information in a secure compartment or receptacle on a daily basis as of the close of business each day. All electronic or computer files containing such information shall be password secured and firewall protected from access by unauthorized persons. Any conversations involving NPI, if appropriate at all, must be conducted by employees in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

Safeguarding standards encompass all aspects of the Firm that affect security. This includes not just computer security standards but also such areas as physical security and personnel procedures. The following standards must be observed at all times:

●	Access to all firm office locations is restricted to firm employees and their guests. Entrances to the Firm’s offices will remain locked during non-business hours;

●	Access controls on customer information systems, including controls to authenticate and permit access only to authorized individuals and controls to prevent employees from providing customer information to unauthorized individuals who may seek to obtain this information through fraudulent means (e.g., requiring employee use of user ID numbers and passwords, etc.);

●	Two signatures of authorized officers of the Firm are required to initiate outgoing money transfers from any client account;

●	Any outgoing wires for redemptions from firm managed funds should only be to an account of the original account holder. Third party wires should be treated with caution-any requests for third party wires should be carefully scrutinized for the possibility that the wire was initiated by the third party and not the investor;

●	Access controls on customer information systems, including controls to authenticate and permit access only to authorized individuals and controls to prevent employees from providing customer information to unauthorized individuals who may seek to obtain this information through fraudulent means (e.g., requiring employee use of user ID numbers and passwords, etc.);

●	Firm policies for retention and destruction of documents are an important part of the Red Flags program. Document destruction will be carried on a regular basis under the supervision of the Compliance Department.

Red Flags that all employees should be familiar with, and which should prompt a report to the CCO include:

●	Alerts, notifications, or other warnings received from consumer reporting agencies or service providers, such as fraud detection services;

●	Presentation of suspicious documents, such as documents that appear to have been altered or forged;

●	Presentation of suspicious personal identifying information, such as a suspicious address change;

●	Unusual use of, or other suspicious activity related to, a covered account; and

●	Notice from customers, victims of identity theft, law enforcement authorities, or other persons regarding possible identity theft in connection with covered accounts held by the financial institution or creditor.

An important part of the Firm’s Red Flag program revolves around the Firm’s service providers including custodians and administrators. The Legal Department will review all service provider contracts to ensure that all service providers are contractually obligated to take appropriate steps to prevent identity theft and to protect NPI. Service providers will be reviewed on a periodic basis to ensure ongoing compliance with this requirement.

Privacy Notices

The Firm will provide each natural person client with initial notice of the firm's policy to not share NPI with unaffiliated third parties or affiliates, subject to the exceptions stated above, when the client relationship is established. The Firm will also provide each such client with a new notice of the firm’s current privacy policies at least annually. If, at any time, Deer Park Road Management Co. adopts material changes to its privacy policies, the firm shall provide each such client with a revised notice reflecting the new privacy policies. The Compliance Officer is responsible for ensuring that required notices are distributed to the Firm’s clients and investors in the hedge funds managed by the Firm.

XVI Proxy Voting

Policy

The Firm, will vote all proxies received consistent with the best economic interests of the Funds, Portfolios and clients. The Portfolio Management group will monitor corporate actions, receive and vote client proxies and disclose any potential conflicts of interest as well as making information available to clients about the voting of proxies for their portfolio securities and maintaining relevant and required records.

On occasion, a conflict of interest may exist between The Firm and Funds, Portfolios and clients regarding the outcome of certain proxy votes. In such cases, The Firm is committed to resolving the conflict in the best interest of our Funds, Portfolios and clients before we vote the proxy in question.

In the event of a conflict, the Firm will disclose the conflict to our client and obtain consent before voting.

Background

Proxy voting is an important right of shareholders and reasonable care and diligence must be undertaken to ensure that such rights are properly and timely exercised.

Investment advisers registered with the SEC, and which exercise voting authority with respect to client securities, are required by Rule 206(4)-6 of the Advisers Act to (a) adopt and implement written policies and procedures that are reasonably designed to ensure that client securities are voted in the best interests of clients, which must include how an adviser addresses material conflicts that may arise between an adviser's interests and those of its clients; (b) to disclose to clients how they may obtain information from the adviser with respect to the voting of proxies for their securities; (c) to describe to clients a summary of its proxy voting policies and procedures and, upon request, furnish a copy to its clients; and (d) maintain certain records relating to the adviser's proxy voting activities when the adviser does have proxy voting authority.

Responsibility

The investment group has the responsibility to vote proxies. Operations and Compliance are responsible for the implementation and monitoring of our proxy voting policy, practices, disclosures and record keeping, including outlining our voting guidelines in our procedures.

Procedure

Proxies can be received via mail or electronic delivery. When the mail arrives, or an electronic notification of a proxy is delivered to the Firm, the person responsible for separating the mail gives any proxy materials to the Compliance Department. The ticker symbol for the security noted on the proxy is located.

1)  The Portfolio Manager will generally vote the routine proxies in accordance with Management’s recommendations and sign the proxy. For Non-Routine Proxy Proposals, the Portfolio Manager will vote them on a case-by-case basis. The Portfolio Manager will either:

•	Research the question and determine the position we believe is in the best interests of our clients;
•	Suggest that our Funds, Portfolios and clients engage another party to determine how the proxy should be voted; or
•	Vote according to the recommendation of an independent third party, such as a:

o   proxy consultant;

o   research analyst;

o   proxy voting department of a mutual fund or pension fund; or

o   Compliance consultant.

The vote and the rationale will be noted as documentation for the vote.

Once the Portfolio Manager has voted the proxies, they will be processed by the Compliance staff. If the proxy is to be mailed, then a copy of the proxy is made, attached to the proxy materials that support the vote and cross reference report and filed in chronological order. This file is maintained by year.

If the proxy was voted electronically, the original proxy with the notes on it is as to how the proxy was voted, are maintained and attached to the proxy materials that support the vote and cross reference report, and filed in chronological order, just like proxies that are mailed.

The Compliance staff then enters the necessary information in the Proxy Voting Database. The following information is entered:

•	Name of Company
•	Proxy Proposal
•	Management’s recommendation
•	DPRMC’s Action
•	Rationale for the vote
•	List of clients to whom the proxy vote applies.

Should The Firm receive any requests from clients regarding proxy voting, the Compliance staff will maintain a record of the requests from the specific clients, which will include:

•	Name of the Client
•	Date that the request was received
•	Whether the request was for a complete or partial record of proxy votes
•	The documents provided
•	Date that the information was sent to the client

A copy of the information sent to the client will be retained in a chronological file, maintained by year.

XVII Regulatory Reporting

Policy

It is the Firm’s policy to file and maintain all information required by its regulators and any other authority having jurisdiction over the Firm, its employees and its activities.

Background

FORM ADV

Form ADV serves as an adviser's registration and primary disclosure brochure. Form ADV provides information to the public and to regulators in a standardized format regarding an investment adviser, its activities and its employees. Form ADV must be amended whenever “material” changes to any information contained in the filings occur.

FORM PF

Subsequent to the credit crisis of 2008, the SEC instituted a new requirement for registered investment advisers that manage private funds with assets in excess of $1.5 billion to report on these funds on a quarterly basis. Form PF asks questions relating to the strategy, leverage and risk of hedge funds. The Firm has outsourced filling out this firm to its Funds’ administrator.

STATE REGISTRATION AND NOTICE FILINGS

Federally registered investment advisers (firms) are exempt from most state registration requirements. An SEC-registered investment adviser is allowed up to five clients in most states before having to submit a notice filing to the state. Colorado does not require resident investment advisors to register.

Individuals providing advisory services on behalf of the firm may also be required to maintain appropriate registration in accordance with state regulations unless otherwise exempt from such registration requirements. The definition of investment adviser representative may vary on a state- by-state basis. Colorado requires all persons providing advisory services within the state be registered.

CFTC/NFA REGISTRATION

Investment Advisers that enter into commodity transactions (including futures and certain swaps) must register with the NFA under the Commodities Exchange Act. The firm currently relies on exemptions from registration for funds that engage in:

1)	Commodities/Swap transactions with an aggregate initial margin requirement of 5% or less than the Funds NAV; or
2)	Commodities/Swap transactions with a notional amount of 100% or less than the Fund’s NAV.

TREASURY INTERNATIONAL CAPITAL (TIC) REPORTING

Forms SLT, SHC and S are part of the reporting requirements of TIC reporting system administered by the U.S. Department of the Treasury. The TIC reporting system collects data for the United States on cross-border portfolio investment flows and positions between U.S. residents (including U.S.-based branches of firms headquartered in other countries) and foreign residents (including offshore branches of U.S. firms).

BUREAU OF ECONOMIC ANALYSIS (BEA) REPORTING

"Direct investment" transactions and positions are excluded from the TIC reporting requirements (Form SLT, Form SHC and Form S). Instead, these transactions and positions – direct investments between affiliated domestic and foreign entities -- are reported separately to the Commerce Department Bureau of Economic Analysis (“BEA”).

The BE Form requirements are complex and difficult to apply to an investment fund or investment manager, and the reporting thresholds vary for each form. In some cases, the BEA only requires reporting only if contacted by the BEA.

REGULATORY COMPLIANCE INSPECTIONS AND INFORMATION REQUESTS

The SEC is the primary regulatory authority for registered investment advisers. As part of their job, the SEC conducts routine on-site reviews of its registrants. Such reviews may occur on a regularly schedule basis, but the timing is also a factor of the Firm’s size, business type(s), and the disciplinary history of the Firm and its Employees. In most cases, the SEC examination will be announced and the Firm will receive a list of documents that must be produced. The SEC staff will review the Firm’s books and records, and will most likely speak with Firm Employees.

TRADE/POSITION REPPORTING

The Securities Exchange Act of 1934 requires investment advisers to file certain reports related to their trading and holdings of securities. Regulation 13 D-G requires holders of more than 5% of the voting class of certain equity securities to file form 13D disclosing their holding. Additional requirements are triggered by holdings in excess of 10% or when a holder makes an agreement with unrelated holders to seek to acquire, hold or vote the securities as a group. Regulation 13F requires regular disclosure of portfolio holdings of any investment adviser that manages more than $100 million of equities and Regulation 13F requires trade level reporting of an investment adviser that trades over a certain threshold of equity securities or certain swaps. Finally, Regulation D requires a fund issued under the private placement exemption contained in the Securities Act of 1933 must file Form D on an annual basis.

Responsibility

The CCO is responsible for ensuring that all required forms are filed in a timely manner.

Procedure

The CCO will be responsible for updating form ADV part 1 on an annual basis and determining materiality for purposes of filing other than annual amendments. The CCO or his designee will also review form ADV Part 2 and revise as necessary when filing the annual amendment to Part 1. The CCO or his designee will monitor the portfolio and trading activity for compliance with Regulation 13 and Regulation D.

Any communication to employees of the Firm by any regulatory body should be reported immediately to the CCO. If the SEC comes in to do an examination of the Firm, the CCO will be the primary liaison. All Employees are reminded to treat the SEC staff with courtesy and to respond to all document requests and questions; however, all Employees should consult with the CCO or his designee before providing any information. Employees should not have substantive conversations with any member of the regulatory inspection team without the CCO’s prior clearance. The CCO will also be responsible for:

•	Coordinating with the SEC staff and facilitating document requests;
•	Representing the Firm at all impromptu meetings as well as the exit interview;
•	Maintaining correspondence from regulatory agencies in connection with inspections, as well as copies of all other documents prepared in connection with each regulatory inspection;
•	Formulating the Firm’s response to any deficiency letter; and
•	Communicating with legal counsel if it appears the inspection may lead to a referral to SEC’s Enforcement Division.

Employees should make immediately notify the CCO of any contact with regulatory agency personnel. Any response to inquiries should be coordinated by the CCO or his designee.

XIII Soft Dollars

Policy

Deer Park Road Management Co., as a matter of policy and practice, does not have any formal arrangements to pay third parties for research, research-related products and other execution with soft dollars .

Background

Soft dollars generally refers to formal arrangements whereby a discretionary investment adviser agrees to a set rate of commissions (i.e. agrees to “pay up”) and a certain portion of those commissions go into a “soft dollar payable account” at the Broker/Dealer. The adviser then submits bills for research and execution related services it purchases from third parties and the Broker/Dealer pays the bills out the Soft Dollar Payable account. While this is generally an equity/commission based arrangement, it is possible to have a soft dollar arrangement based on fixed income securities that trade on the basis of a mark-up.

Responsibility

The CFO is responsible for ensuring that no bills are paid by third party under Soft Dollar arrangements,

Procedure

●	Deer Park Road Management Co.'s policy of prohibiting utilizing formal soft dollar arrangements for the payment of any research, and research-related products or services with commission dollars has been communicated to relevant individuals including management, traders and portfolio managers, among others.

●	Deer Park Road Management Co.'s policy is appropriately disclosed in the firm's Part 2A of Form ADV: Firm Brochure.
●	Compliance periodically monitors the firm's business relationships and advisory services to ensure no research services or products are being obtained on a soft dollar basis.
●	In the event of any change in the firm's policy, any such change must be approved by management, and any soft dollar arrangements would only be allowed after appropriate reviews

XIX Valuation of Securities

The Firm has established a separate Valuation Policy, attached to this manual as Appendix A. This policy has been separated from the manual as it will be disclosed to investors in offering documents and pursuant to due diligence requests.

APPENDIX 1

VALUATION POLICY

January 2018

Deer Park Road Management Company, LP (the “Firm”) has adopted the provisions of ASC Topic 820 “Fair Value Measurements and Disclosures” (“ASC 820”) with regard to each of its funds and accounts under management discretion (the “Accounts”). The Firm is responsible for applying this policy to all securities in the Accounts subject to the process oversight of the Firm’s Risk Management Committee. The Firm determines fair value using various valuation approaches depending on the type and complexity of the security and the liquidity of the market as well as other factors. Fair value is defined under ASC 820 as the price that would be received to sell the asset or paid to transfer the asset in a real or hypothetical transaction at the date of determination.

The Financial Accounting Standards Board issued ASC 820 in order to establish a consistent definition and framework for measuring fair value according to generally accepted accounting principles (“GAAP”). ASC 820 provides guidance regarding: (1) disclosure to clients and regulators regarding valuation procedures; (2) transparency to investors about the types of securities the Firm has invested on behalf of the Accounts; and (3) transparency as to the portion of an Account’s performance derived from highly illiquid or difficult to value securities.

The provisions of ASC 820 require a three-level fair value hierarchy in which securities are categorized based on the degree to which pricing inputs are observable and the extent of subjectivity required to value the instrument. All securities in the Accounts will be classified according to this hierarchy and the Firm’s Risk Management Committee will oversee this process. Documentation relevant to the designation of securities to a particular level within the hierarchy as well as Risk Management Committee materials and minutes will be maintained as part of the books and records of the Firm. The Risk Management Committee will choose and oversee the use of external pricing sources. The procedures set forth below will be used as a guide for the purpose of determining the portion of an Account made up of illiquid or difficult to value securities and are designed to respond to the requirements of ASC 820. In all circumstances, the Firm will attempt to use consistent and fair valuation criteria.

Level 1 of the fair value hierarchy applies to instruments where there are directly observable market inputs (e.g., quoted prices in active markets for identical assets or liabilities). The Firm will use these inputs, generally without adjustment, to determine fair value. Most exchange traded securities, U.S. government securities, certain other sovereign government securities, listed derivatives, futures contracts and over-the-counter (OTC) securities traded in an active market will generally be Level 1 securities.

Level 2 is a designation that applies to instruments where the valuations are based on directly or indirectly observable market inputs other than quoted prices included in Level 1. Where there are not directly observable market inputs, the Firm may base valuations on data obtained through third party pricing sources, broker-dealer quotations, internal/proprietary models, or directly from issuers (in the case of certain private securities). These may include:

•	Quoted prices in markets that are not active;

•	Quoted prices for similar securities;

•	Prices adjusted for market conditions;

•	Prices derived from widely accepted and non-proprietary valuation models with observable market inputs, such as interest rates, yield curves, prepayment speeds, default rates and other market- corroborated inputs.

Exchange traded securities, listed derivatives in an inactive market, most OTC derivatives, restricted stock, PIPEs, forwards contracts, commodities, corporate and municipal bonds, and certain other debt instruments that can be valued using significant observable inputs may be classified as Level 2 securities. Where the primary market is not identified by a recognized market data system, the Firm will determine the principal and/or most advantageous market.

Level 3 is a designation that applies where a valuation is based on significant inputs that are not immediately transparent, verifiable and widely available to participants in that market. The Firm may use multiple valuation techniques and will employ best judgment in analyzing the significance of each in determining a fair value for a Level 3 security.

The availability of valuation techniques and observable inputs can vary from security to security and is affected by a wide variety of factors including, the type of security, whether the security is new and not yet established in the marketplace, and other characteristics particular to the security. To the extent that valuation is based, in significant part, on models or inputs that are less observable or unobservable in the market, the Security will be designated Level 3. The degree of judgment exercised by the Fund in determining fair value is greater for securities categorized in Level 2 or level 3 than those for Level 1. The degree of judgement is greatest in the case of securities categorized as Level 3.

Estimated values for Level 2 and 3 securities do not necessarily represent the amounts that may be ultimately realized due to the inherent uncertainty of the inputs. Those estimated values may be materially higher or lower than the values that would have been used had a ready market for the securities existed and may be materially higher or lower than the amounts realized when such securities are sold. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases the level in the fair value hierarchy within which the security will be designated is determined based on the least observable input that is significant to the fair value measurement.

All values assigned to securities or other instruments by the Firm shall be final and conclusive as to all the Accounts for which the Firm is responsible for valuing some or all securities. Fund Accounts will generally hire a third party administrator to independently receive prices from external pricing sources and, where appropriate, from the Firm and calculate Net Asset Value for the Fund. Valuations will normally be based on unaudited information. However, where it affects the methodology of the year-end valuation, the Firm reserves the right to adjust those valuations retroactively following receipt of year-end audited financial statements or revised unaudited information from the issuers of portfolio investments.

Pricing procedure

All positions will be designated as Level 1, 2 or 3 on a quarterly basis. All Securities will be priced on a monthly basis, or otherwise as determined by the Account. The Firm primarily uses prices obtained from external independent third-party vendors or knowledgeable broker/dealers (“External Price Source” or “External Price”) for securities designated Level 2 or Level 3. External Prices may also include prices of transactions (executed by the Firm prior to month end and settled after month end) in subject securities if they are representative of the fair market value of such security. All securities that are 0.25% or greater of each Account’s prior month Net Asset Value will be assigned an External Price.

At month end, Securities will be sent to External Price Sources for valuation; provided that, up to 10% of any private fund Account’s prior month’s NAV (or such other percentage as determined by the private fund Account) may be internally priced by the Firm in accordance with this policy and ASC 820 (“Internal Prices”). The CIO or his designee will determine which external price source will be used for each security. The Firm will review all External Prices and will challenge External Prices where it believes that the price from the External Price Source does not take into account important information or disagrees with the External Price. The External Price Source may determine to leave the price unchanged or to re-issue a new valuation. The Firm will maintain a record of all pricing challenges and responses from the External Price Source.

Final Prices will then be assigned to each Security. Internal Prices may be used for up to 10% each Account’s prior month Net Asset Value (or such other percentage as designated by the Account), provided that only securities positions that are under 0.25% of the prior month’s Net Asset Value of any Account may be assigned an

Internal Price.

APPENDIX II

INVESTMENTS IN FUNDS MANAGED BY THE FIRM

EXEMPTION FROM FEDERAL SECURITIES REGISTRATION

Comingled investment vehicles managed by the Firm (“Funds” or “Investment Funds”) offer and sell limited partner interests (collectively referred to herein as “Interests”) in the U.S. In doing so, the Investment Funds rely on the so-called “private offering” exemption from the registration requirements of the federal securities laws. This exemption is described in part in Section 4(2) of the Securities Act and in Rule 506 of Regulation D under the Securities Act. Section 4(2) of the Securities Act provides that the registration provisions of Section 5 of the Securities Act do not apply to transactions by an issuer, such as an Investment Fund, not involving any public offering. To clarify when a transaction does not involve a public offering, the SEC adopted Rule 506 of Regulation D. Rule 506 allows an issuer, such as an Investment Fund, to offer and sell Interests to an unlimited number of “accredited investors.” The various categories of accredited investors are described in the Offering Questionnaires used by the Investment Funds, under the heading “Accredited Investor.” Because Regulation D imposes additional restrictions on sales to investors who are not accredited investors, Interests may not be sold to such non-accredited investors without the approval of the CCO.

The representations in the Investment Funds’ Subscription Agreements and the information requested in the Investment Funds’ Offering Questionnaires are designed to provide documentary evidence of the qualifications of offerees who invest in the Investment Funds for purposes of compliance with Section 4(2), Regulation D and Rule 205-3 under the Advisers Act. When subscribers to the Investment Funds return these documents, the Administrator and CCO examine them carefully to ascertain that each subscriber meets all of the net worth and sophistication requirements of Section 4(2) and Regulation D and the net worth or minimum investment requirements of Rule 205-3. The Firm generally will not accept the subscription of any subscriber who does not meet all of these requirements.

GUIDELINES FOR OFFERING INTERESTS

Only authorized personnel of the Firm may offer Interests to potential Investors or send Offering Circulars for Investment Funds to potential Investors. Offers may be made only to persons with whom the Firm or an Employee has a prior relationship or to whom the Firm has received a private introduction.

Fund:

The following guidelines must be followed when making an offer of Interests in an Investment

a.	Offers to sell such Interests may only be made by delivering a copy of the Investment Fund’s Offering Circular to prospective Investors. The name of the prospective Investor to whom such Offering Circular is being sent should be recorded in a log maintained by the Firm for the purpose of demonstrating compliance with this rule.
b.	Before mentioning or sending any material related to the Investment Fund, including the Offering Circular, to any potential Investor, a determination must be made that the Firm has complied with the securities laws of the state where the potential Investor resides. Only after it has been determined that the potential Investor or his or her personal representative is sophisticated in financial and business matters may an offer be made and the Offering Circular provided. Written records of all information obtained regarding the sophistication of each prospective Investor must be maintained.
c.	The Firm keeps the records described above with respect to offers of Interests.

HEDGE FUND WEBSITES AND OTHER DATABASES

A number of commercial websites and other databases seek information regarding private investment partnerships for distribution through a website, newsletter or other database. Submitting information regarding an Investment Fund to such persons raises a number of issues regarding the prohibition on general solicitation discussed above and the exclusion from mutual fund registration. Therefore, no Employee should give any information to any such website operator or database provider without the CCO’s approval. The CCO reviews the Firm’s agreement with the website operator or database provider to determine if it sufficiently requires the website operator or database provider to comply with procedures that reduce such risks.

STATE SECURITIES LAWS APPLICABLE TO THE OFFERING (“BLUE SKY LAWS”)

The offer and sale of Interests in the U.S. also must comply with the securities laws of each state where an Investor or offeree resides or is domiciled. Such laws typically require filings to be made to protect the “private offering” exemption in that state. Some states (such as New York) require that filings be made or other acts be taken before offers may be made.

The CCO must review the prospective offeree, the amount that such offeree may invest, whether such offeree is an individual, corporation, trust, limited liability company, or partnership, the nature of the prospective offeree’s business and the accreditation status of the offeree.

PERFORMANCE FEE REQUIREMENTS FOR THE INVESTMENT FUNDS -- “QUALIFIED CLIENT”

Rule 205-3 of the Advisers Act provides that a performance fee may only be charged to a U.S. person who, immediately after entering into an agreement with an investment adviser, has either: 1) at least $1,000,000 under management of that investment adviser (the “assets under management standard”); or 2) whose net worth at the time the contract is entered into exceeds $2,000,000 (including assets held jointly with such person’s spouse but excluding the investor’s personal residence).

Performance fee arrangements that were permissible when the advisory contract was entered into will remain permissible, even if the performance fees would not be permissible if the contract were entered into after the effective date of the current standards.

ERISA CONSIDERATIONS

The investment by certain employee benefit plan investors in an Investment Fund can result in the underlying assets of the Investment Fund, rather than the Interests held by such employee benefit plan investors, being treated as “plan assets” of such employee benefit plans unless an exemption applies. The consequences of such an occurrence are described in the Offering Circulars of the Investment Funds under the heading “ERISA Considerations for Fiduciaries of Employee Benefit Plans.”

An exemption from the treatment of fund assets as “plan assets” is available if employee benefit plan investors, in the aggregate, own less than 25% of the value of each class of Interests in an Investment Fund (excluding Interests held by the Firm or its affiliates, other than through its employee benefit plan). The Chief Financial Officer will monitor the level of plan asset participation in the Investment Funds for compliance with ERISA rules.

For purposes of the plan asset regulations, an “employee benefit plan investor” includes, in addition to an employee benefit plan, any entity that itself is not an employee benefit plan but in which employee benefit plans have invested 25% or more of the total investments in such entity. The Offering Questionnaires for the Investment Funds contain questions that are designed to elicit the information necessary to determine if an investor would be considered an “employee benefit plan investor.” The CCO is responsible for monitoring the ERISA percentages and reviews the current calculation periodically.

FINRA NEW ISSUE RULE

FINRA Rule 5130 (the “New Issue Rule”) and Rule 5131 (The Anti-Spinning Rule) of the Financial Industry Regulatory Authority (“FINRA”), generally restricts FINRA members and their associated persons from, among other things, selling new equity issues to any FINRA member or to any associated person of a FINRA member, to any portfolio hedge fund manager or to certain other restricted persons (collectively, “Restricted Persons”). These Rules, however, allow an account beneficially owned by both Restricted Persons and unrestricted persons to allocate up to ten percent of new issue profits to Restricted Persons (including the Firm). As a result, a FINRA member is required to obtain a representation from the Investment Fund that the Investment Fund is eligible to receive new issues under the New Issue Rule.

An Investment Fund is structured to comply with the New Issue Rule by providing in the partnership agreement that the profits and losses from new issues may be specially allocated by the Firm in a manner that assures compliance with the New Issue Rule.

Typically, a brokerage firm from which an Investment Fund purchases new issues requests a representation from the Investment Fund regarding compliance. The CCO should be contacted to provide that representation or review any brokerage firm forms regarding New Issues. Because the Investment Fund will need to make this representation to these brokerage firms annually, it will need to confirm the non-restricted status of its Investors annually. The CCO is responsible for sending (or coordinating with the Investment Funds administrator for the delivery of) such confirmation.

INVESTMENT COMPANY ACT (“ICA”)

Investment companies are required to register with the SEC under the ICA. The Firm manages both Funds that are registered under the ICA and Funds that are exempt from registration. Products that are exempt generally rely on rule 3(c)(7) of the ICA. This rule provides for an exclusion from registration for Funds that have exclusively investors that are “qualified purchasers” and that are not making or proposing to make a public offering of their securities. The definition of qualified purchaser is complex. A Qualified Purchaser is generally an individual with more than $5 million in portfolio assets or an institution that has over $25 million in portfolio assets. An Employee should consult with the CCO to determine whether an investor is a qualified purchaser.

TAX CONSIDERATIONS FOR FOREIGN LIMITED PARTNERS OF THE FUNDS

Investors who are neither citizens nor residents of the United States and non-U.S. entities that are generally exempt from United States taxation and do not file U.S. tax returns (“Foreign Investors”) may suffer adverse tax consequences by investing in an Investment Fund. In addition, the Investment Fund may have to withhold taxes each year on a Foreign Investor’s allocable share of the Investment Fund’s income. Therefore, any prospective Foreign Investor is advised in the Investment Fund’s Offering Circular to consult its own tax advisers before investing in the Investment Fund, and the Compliance Officer will consult with the Firm’s accountants before admitting any Foreign Investor.

SUBSCRIPTIONS

Prior to offering a Fund managed by the Firm, sufficient information to evaluate a prospective purchaser or investor’s sophistication and financial circumstances will be gathered, generally by developing a substantive relationship with the prospect. Subscription documents and investor questionnaires are also filled out by the Prospective Investor in order to gather information. Offering documents for any Fund managed by the Firm will be controlled to avoid “general solicitation”. Offering documents must have appropriate disclaimers about the private nature of the offering and prohibit the transfer of such documents to third parties.

Account Documentation

The CCO will ensure that there is a fully executed set of subscription documents (which include requisite investor eligibility, new issue eligibility and Patriot Act/AML representations) for each investor as well as executed copies of the limited partnership agreement or limited liability company operating agreement (as applicable) for each investor. It is the CCO’s responsibility to ensure the Firm is in compliance with its AML Policy and to determine if additional documentation is required from any purchaser or investor and ensure that copies are kept in Firm’s files.

Books and Records

The Firm shall maintain each investor’s subscription documents and each Client’s investment advisory agreement, along with identification of each individual with authority over the account or investment, including all Client agreements, limited partnership agreements, and limited liability company agreements. Correspondence and documents relating to Fund partnership and subscription documents are kept in a secure central file.

REVISION OF OFFERING CIRCULAR

Revisions to an Investment Fund’s Offering Circular or Private Offering Memorandum are made

(1) as necessary to disclose material changes to the Investment Fund’s organization, management, operation, performance, financial condition or investment strategy, and (2) as otherwise required by law. The CCO oversees all such revisions, with the assistance of the Firm’s legal counsel.